QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(i)

        Offer to Purchase for Cash

by

Kerr-McGee Corporation

of

Up to 43,500,000 Shares of Its Common Stock
(Including the Associated Preferred Stock Purchase Rights)
at
A Purchase Price Not Greater Than $92.00 Nor Less Than $85.00 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MAY 18, 2005, UNLESS THE TENDER OFFER IS EXTENDED.

        Kerr-McGee Corporation, a Delaware corporation ("Kerr-McGee"), invites its stockholders to tender up to 43,500,000 shares of its common stock, par value $1.00 per share, for purchase by us at a price not greater than $92.00 nor less than $85.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "tender offer"). We will select the lowest purchase price that will allow us to purchase 43,500,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the tender offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

        Our intent is to purchase up to $4 billion of our shares in the tender offer. In the event the final purchase price is less than the maximum purchase price of $92.00 per share and more than 43,500,000 shares are tendered in the tender offer at or below the purchase price, we intend to exercise our right to purchase up to an additional 2% of our outstanding shares without extending the tender offer, so that we repurchase up to $4 billion of our shares. By way of example, if the final purchase price is the minimum purchase price of $85.00 per share, we intend to purchase up to an additional 3,227,763 of our outstanding shares to the extent tendered in the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares, subject to applicable law.

        Unless the context requires otherwise, all references to shares shall refer to the shares of common stock, par value $1.00 per share, of Kerr-McGee and shall include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of July 26, 2001, between us and UMB Bank, n.a., as amended by the First Amendment to Rights Agreement, dated as of July 30, 2001, between us and UMB Bank, n.a. All shares tendered and purchased will include such associated preferred stock purchase rights.

        The tender offer is not conditioned on any minimum number of shares being tendered. However, the tender offer is subject to other conditions, including obtaining financing pursuant to the terms and conditions contained in the Commitment Letter described in Section 9, and otherwise satisfactory to us, that will be sufficient to purchase shares tendered pursuant to the tender offer, refinance certain of our existing indebtedness and pay related fees and expenses. See Sections 7 and 9.

        Our shares are listed and traded on the New York Stock Exchange (the "NYSE") under the trading symbol "KMG". On April 13, 2005, the last full trading day before the announcement of the tender offer, the last reported sale price of the shares was $73.97 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

        OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGERS MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THE TENDER OFFER. SEE SECTION 11.

The Dealer Managers for the Tender Offer are:

JPMorgan	Lehman Brothers

April 18, 2005

IMPORTANT

        If you want to tender all or part of your shares, you must do one of the following before the tender offer expires:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to UMB Bank, n.a., the Depositary for the tender offer;

  •
  if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

  •
  if you are a participant in our Savings Investment Plan and you wish to tender any of your shares held in that plan, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to that plan enclosed with this Offer to Purchase for instructions; or

  •
  if you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise.

        If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the expiration of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

        TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, OR SHARES HELD IN THE NAME OF OUR SAVINGS INVESTMENT PLAN, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES.

        Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc., the Information Agent for the tender offer, or to J.P. Morgan Securities Inc. and Lehman Brothers Inc., the Dealer Managers for the tender offer, at the addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

        We are not making this tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this tender offer to stockholders in any such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY

REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGERS.

SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

        Kerr-McGee Corporation.

What will be the purchase price for the shares?

        We are conducting the tender offer through a procedure commonly called a modified "Dutch Auction". This procedure allows you to select the price (in increments of $0.25) within a price range specified by us at which you are willing to sell your shares. The price range for this offer is $85.00 to $92.00 per share. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 43,500,000 shares, or such lesser number of shares as are properly tendered. All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine. We will determine the purchase price for tendered shares promptly after the tender offer expires.

What will be the form of payment of the purchase price?

        If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, for all your shares that we purchase pursuant to the tender offer. We will pay the purchase price promptly after the expiration of the tender offer period. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 1.

How many shares will Kerr-McGee purchase?

        We will purchase 43,500,000 shares of common stock and the associated preferred stock purchase rights validly tendered in the tender offer, or such lesser number of shares as are properly tendered and not properly withdrawn. The 43,500,000 shares represent approximately 27.0% of our outstanding common stock as of March 31, 2005. If more than 43,500,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, except for "odd lots" (lots held by owners of fewer than 100 shares), which will be purchased on a priority basis. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

        Our intent is to purchase up to $4 billion of our shares in the tender offer. In the event the final purchase price is less than the maximum price of $92.00 per share and more than 43,500,000 shares are tendered in the tender offer at or below the purchase price, we intend to exercise our right to purchase up to an additional 2% of our outstanding shares without extending the tender offer so that we repurchase up to $4 billion of our shares. By way of example, if the final purchase price is the minimum purchase price of $85.00, we intend to purchase up to an additional 3,227,763 of our outstanding shares to the extent tendered in the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1.

What are the "associated preferred stock purchase rights"?

        Each time we issue a share of common stock, we issue to the holder of the share of common stock one preferred stock purchase right pursuant to the Rights Agreement, dated as of July 26, 2001, between us and UMB Bank, n.a., as amended by the First Amendment to Rights Agreement, dated as of July 30, 2001, between us and UMB Bank, n.a., which is filed as an exhibit to our Issuer Tender Offer Statement on Schedule TO. These associated preferred stock purchase rights are not represented by separate certificates. Instead, they are evidenced by certificates of shares of common stock and they automatically trade with the associated common stock. Unless the context otherwise requires, all references to shares include the associated preferred stock purchase rights and a tender of shares will include a tender of the associated preferred stock purchase rights.

What is the purpose of the tender offer?

        In determining to proceed with the tender offer, the Board of Directors has reviewed, with the assistance of management and outside advisors, its strategic plan, its use of cash flows from operations for, among other things, capital expenditures, acquisitions, debt repayment, dividends and share repurchases, and a variety of alternatives for using Kerr-McGee's available financial resources. Before determining to proceed with the tender offer, the Board of Directors also considered, with the assistance of management and outside advisors, Kerr-McGee's capital structure, free cash flow, financial position and dividend policy, the commodity price environment for oil and gas, the anticipated cost and availability of financing and the market price of our shares, as well as Kerr-McGee's operations, strategy and expectations for the future.

        Based on its review, the Board of Directors has determined that returning capital to its stockholders through the tender offer is a prudent use of Kerr-McGee's financial resources and an effective means of providing value to Kerr-McGee's stockholders. In particular, the Board of Directors believes the tender offer will provide stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect, without potential disruption to the share price and the usual transaction costs associated with market sales. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their percentage ownership in Kerr-McGee and our future results. See Section 2.

How will Kerr-McGee pay for the shares tendered in the tender offer?

        We will need a maximum of approximately $4.1 billion to purchase 43,500,000 shares, assuming the maximum purchase price per share of $92.00, and to pay related fees and expenses (including structuring and arrangement fees for the loan facilities described in Section 9). We anticipate that we will obtain those funds from cash on hand and the net proceeds of two new term loan facilities and an unsecured interim facility with an aggregate commitment of up to $5 billion and having the terms set forth in the Commitment Letter described in Section 9. Except as otherwise described herein, Kerr-McGee does not currently have any alternative financing arrangements or plans in the event that these facilities and such borrowings thereunder are not obtained. The tender offer is subject to the receipt of the necessary financing. See Sections 7 and 9.

How long do I have to tender my shares?

        You may tender your shares until the tender offer expires. The tender offer will expire on Wednesday, May 18, 2005, at 12:00 Midnight, New York City time, unless we extend the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they have an earlier deadline for accepting the tender offer. You have an earlier deadline if you wish to tender shares held in our Savings Investment Plan. See the "Letter from Kerr-McGee Corporation Savings Investment Plan Trustees" sent separately to plan participants.

Can the tender offer be extended, amended or terminated, and under what circumstances?

        We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Sections 7 and 14.

How will I be notified if Kerr-McGee extends the offer or amends the terms of the tender offer?

        We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the tender offer?

        Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, including:

  •
  prior to the expiration of the tender offer, obtaining financing pursuant to the terms and conditions contained in the Commitment Letter described in Section 9, and otherwise satisfactory to us, that will be sufficient to purchase shares tendered pursuant to the tender offer, refinance certain of our existing indebtedness and pay related fees and expenses;

  •
  no legal action shall have been threatened, pending or taken that challenges or relates to the tender offer or materially and adversely affects our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impairs the contemplated future conduct of our business or our ability to purchase up to 43,500,000 shares in the tender offer;

  •
  no general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

  •
  no changes in the general political, market, economic or financial conditions in the United States or abroad that could adversely affect our business, condition (financial or otherwise), income, operations or prospects or otherwise materially impairs the contemplated future conduct of our business;

  •
  no commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred;

  •
  no decrease of more than 15% in the market price for the shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on April 15, 2005 shall have occurred;

  •
  no person shall have made a tender or exchange offer for our shares (other than this tender offer), nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

  •
  no person (including certain groups) shall acquire, or propose to acquire, beneficial ownership of more than 15% of our outstanding common stock other than as publicly disclosed in a filing with the Securities and Exchange Commission (the "Commission") prior to April 15, 2005. No person or group which has made such a filing prior to April 15, 2005 shall acquire, or propose to acquire, an additional 2% or more of our outstanding common stock. In addition, no new group shall have been formed that beneficially owns more than 15% of our outstanding common stock;

  •
  no material adverse change in our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, shall have occurred or been threatened; and

  •
  no determination by us that there is a reasonable likelihood that either (a) the shares would be held of record by fewer than 300 persons, or (b) the completion of the tender offer and the purchase of the shares may otherwise cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The tender offer is subject to a number of other conditions described in greater detail in Section 7.

Following the tender offer, will Kerr-McGee continue as a public company?

        The completion of the tender offer in accordance with its conditions will not cause Kerr-McGee to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. See Section 2.

How do I tender my shares?

        To tender your shares, prior to 12:00 Midnight, New York City time, on Wednesday, May 18, 2005, unless the tender offer is extended:

  •
  you must deliver your share certificate(s) (unless you plan to cause the shares to be delivered by book-entry transfer to the Depositary's account at The Depository Trust Company or you deliver shares through Kerr-McGee's Direct Purchase and Dividend Reinvestment Plan) and a properly completed and duly executed Letter of Transmittal to UMB Bank, n.a., the Depositary, at the address appearing on the back cover page of this Offer to Purchase;

  •
  the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or an agent's message, in the case of a book-entry transfer; or

  •
  you must comply with the guaranteed delivery procedure outlined in Section 3.

        If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer". Note that this election could result in your shares being purchased at the minimum price of $85.00 per share. You may also contact the Information Agent or the Dealer Managers or your broker for assistance. See Section 1, Section 3 and the instructions to the Letter of Transmittal.

How do participants in the Kerr-McGee Savings Investment Plan participate in the tender offer?

        Participants in our Savings Investment Plan may not use the Letter of Transmittal to direct the tender of their shares in that plan but instead must follow the separate instructions related to those shares in the "Letter from Kerr-McGee Corporation Savings Investment Plan Trustees" sent to participants by the trustees of the plan along with this Offer to Purchase. If you are a participant in our Savings Investment Plan and wish to have the trustees of the plan tender some or all shares held in the plan, you must complete, execute and return to the trustee the separate direction form included in the "Letter from Kerr-McGee Corporation Savings Investment Plan Trustees". See Section 3.

How do participants in the Kerr-McGee Direct Purchase and Dividend Reinvestment Plan participate in the tender offer?

        If you are a participant in our Direct Purchase and Dividend Reinvestment Plan and wish to tender some or all of the shares held in the plan, you must indicate this on the Letter of Transmittal and follow the procedures outlined in the Letter of Transmittal. See Instruction 15 of the Letter of Transmittal.

How do holders of vested stock options for shares participate in the tender offer?

        If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable stock option plans and your awards and tender the shares received upon such exercise in accordance with this tender offer. See Instruction 14 of the Letter of Transmittal. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants and the years left to exercise your options, the range of tender prices and the provisions for pro rata purchases by Kerr-McGee described in Section 1. We strongly encourage you to discuss the tender offer with your tax advisor or broker.

Can I change my mind after I have tendered shares in the tender offer?

        Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer, which will occur at 12:00 Midnight, New York City time, on Wednesday, May 18, 2005, unless we extend it. You may withdraw any shares held in our Savings Investment Plan you have tendered at any time before three days prior to the expiration of the tender offer, which will be 12:00 Midnight, New York City time, Wednesday, May 18, 2005, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 Midnight, New York City time, on Monday, June 13, 2005. See Section 4.

How do I withdraw shares I previously tendered?

        You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. Participants in our Savings Investment Plan who wish to withdraw their shares must follow the instructions found in the "Letter from Kerr-McGee Corporation Savings Investment Plan Trustees," sent to them separately. See Section 4.

In what order will you purchase the tendered shares?

        We will purchase shares:

  •
  first, from all holders of "odd lots" (persons who own fewer than 100 shares) who properly tender all of their shares at or below the purchase price selected by us and who do not properly withdraw them before the expiration of the tender offer;

  •
  second, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price selected by us and who do not properly withdraw them before the expiration of the tender offer, other than stockholders who tender conditionally as described in Section 6 and whose conditions are not satisfied; and

  •
  third, only if necessary to permit us to purchase 43,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares at or below the purchase price selected by us subject to the condition that a specified minimum number of the holder's shares be purchased if any of the holder's shares are purchased in the tender offer (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer. See Section 6.

        Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

Has Kerr-McGee or its Board of Directors adopted a position on the tender offer?

        Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors nor the Dealer Managers make any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Will Kerr-McGee's directors and officers tender shares in the tender offer?

        Our directors and executive officers have advised us that they do not intend to tender shares pursuant to the tender offer. See Section 11.

What will happen if I do not tender my shares?

        Stockholders who choose not to tender will own a greater percentage ownership in our outstanding common stock following the consummation of the tender offer. See Section 2.

When and how will Kerr-McGee pay for the shares I tender?

        We will pay the purchase price, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the tender offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is the recent market price for the shares?

        On April 13, 2005, the last full trading day before announcement of the tender offer, the last reported sale price per share on the NYSE was $73.97 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

        If you are a holder of record of your shares or hold your shares through our Direct Purchase and Dividend Reinvestment Plan and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, bank or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See Section 5.

What are the United States federal income tax consequences if I tender my shares?

        The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a dividend. The payment of cash for a foreign stockholder's tendered shares will be subject to United States federal income tax withholding. See Section 13.

Will I have to pay stock transfer tax if I tender my shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

Who can I talk to if I have questions?

        The Information Agent and the Dealer Managers can help answer your questions. The Information Agent is Georgeson Shareholder Communications Inc., and the Dealer Managers are J.P. Morgan Securities Inc. and Lehman Brothers Inc. Their contact information is set forth on the back cover page of this Offer to Purchase. Participants in our Savings Investment Plan who have questions relating to the plan should contact the relevant party set forth in the "Letter from Kerr-McGee Corporation Savings Investment Plan Trustees" sent separately to plan participants.

FORWARD-LOOKING STATEMENTS

        This Offer to Purchase, the documents incorporated by reference and the documents to which we refer you contain statements that are subject to risks and uncertainties. These statements regarding Kerr-McGee's or management's intentions, beliefs or expectations, or that otherwise speak to future events, are based on the information currently available to management. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," "projects," "target," "budget," "goal," "plans," "objective," "outlook," "should," or similar words. In addition, any statements regarding possible commerciality, development plans, capacity expansions, drilling of new wells, ultimate recoverability of reserves, future production rates, future cash flows and changes in any of the foregoing are forward-looking statements. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as:

  •
  the number of shares tendered and the price at which we determine to purchase shares in the tender offer;

  •
  availability and cost of adequate financing on terms acceptable to Kerr-McGee, including the ability of Kerr-McGee to obtain financing pursuant to the terms and conditions contained in the Commitment Letter described in Section 9, and otherwise satisfactory to Kerr-McGee, that will be sufficient to purchase shares tendered pursuant to the tender offer, refinance certain of our existing indebtedness and pay related fees and expenses;

  •
  our ability to successfully execute the separation of our chemical business and the disposition of certain exploration and production assets and reduce our leverage using proceeds derived from such transactions;

  •
  the accuracy of the assumptions that underlie the statements;

  •
  the success of the oil and gas exploration and production program, drilling risks and the market value of Kerr-McGee's products;

  •
  uncertainties in interpreting engineering data;

  •
  demand for consumer products for which Kerr-McGee's businesses supply raw materials;

  •
  the financial resources of competitors;

  •
  changes in laws and regulations;

  •
  our ability to respond to challenges in international markets, including changes in currency exchange rates;

  •
  political or economic conditions in areas where Kerr-McGee operates;

  •
  trade and regulatory matters;

  •
  general economic conditions; and

  •
  other factors and risks discussed herein and in Kerr-McGee's other filings with the Commission.

        In addition, please refer to our Annual Report on Form 10-K for the year ended December 31, 2004, as well as our other filings with the Commission, for a more detailed discussion of these risks and uncertainties and other factors. We are not under any obligation and do not undertake to make publicly available any update or other revision to any of these forward-looking statements to reflect circumstances existing after the date of this Offer to Purchase or to reflect the occurrence of future events even if experience or future changes make it clear that any projected results expressed or implied herein or in any other document will not be realized.

        Forward-looking statements are not guarantees of performance. Accordingly, our future performance and results may differ materially from those expressed or implied in any such forward-looking statements. Readers are cautioned not to place any undue reliance on any forward-looking statements. For such statements, Kerr-McGee claims the protection of the safe harbor for "forward-looking statements" set forth in the Private Securities Litigation Reform Act of 1995.

INTRODUCTION

To the Holders of our Common Stock:

        We invite our stockholders to tender shares of our common stock, par value $1.00 per share, for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, we are offering to purchase up to 43,500,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration of the tender offer, at a purchase price not greater than $92.00 nor less than $85.00 per share, net to the seller in cash, without interest.

        The tender offer will expire at 12:00 Midnight, New York City time, on Wednesday, May 18, 2005, unless extended (such date and time, as the same may be extended, the "Expiration Date"). We may, in our sole discretion, extend the period of time in which the tender offer will remain open.

        We will select the lowest purchase price that will allow us to buy 43,500,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the tender offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

        Our intent is to purchase up to $4 billion of our shares in the tender offer. In the event the final purchase price is less than the maximum price of $92.00 per share and more than 43,500,000 shares are tendered in the tender offer at or below the purchase price, we intend to exercise our right to purchase up to an additional 2% of our outstanding shares without extending the tender offer so that we repurchase up to $4 billion of our shares. By way of example, if the final purchase price is the minimum purchase price of $85.00 per share, we intend to purchase up to an additional 3,227,763 of our outstanding shares to the extent tendered in the tender offer. Such a purchase of additional shares will not require us to extend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1.

        Stockholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to properly tender shares.

        The tender offer is not conditioned on any minimum number of shares being tendered. However, the tender offer is subject to other conditions, including obtaining financing pursuant to the terms and conditions contained in the Commitment Letter described in Section 9, and otherwise satisfactory to us, that will be sufficient to purchase shares tendered pursuant to the tender offer, refinance certain of our existing indebtedness and pay related fees and expenses. See Sections 7 and 9.

        OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGERS MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT

THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THE TENDER OFFER. SEE SECTION 11.

        If, at the Expiration Date more than 43,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

  •
  first, from all holders of "odd lots" (persons who own fewer than 100 shares) who properly tender all of their shares at or below the purchase price selected by us and who do not properly withdraw them before the expiration of the tender offer;

  •
  second, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price selected by us and who do not properly withdraw them before the expiration of the tender offer, other than stockholders who tender conditionally as described in Section 6 and whose conditions are not satisfied; and

  •
  third, only if necessary to permit us to purchase 43,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares at or below the purchase price selected by us subject to the condition that a specified minimum number of the holder's shares be purchased if any of the holder's shares are purchased in the tender offer (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer.

        Therefore, we may not purchase all of the shares tendered pursuant to the tender offer even if the shares are tendered at or below the purchase price. See Sections 1 and 6 for additional information concerning priority, proration and conditional tender procedures.

        We will pay the purchase price, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 9 of the related Letter of Transmittal, domestic stock transfer taxes on our purchase of shares pursuant to the tender offer. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to United States federal income tax backup withholding of 28% of the gross proceeds paid to the United States holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations. See Section 3. Also see Section 13 regarding certain federal income tax consequences of the tender offer.

        Participants in our Savings Investment Plan may not use the Letter of Transmittal to direct the tender of their shares in those plans, but instead must follow the separate instructions related to those shares. Stockholders who are participants in our Savings Investment Plan may instruct the trustees as set forth in the "Letter from Kerr-McGee Corporation Savings Investment Plan Trustees" to tender some or all of the shares attributed to the participant's account. If the trustee for the plan has not received a participant's instructions at least three business days prior to the Expiration Date, the trustee will not tender shares attributable to the participant's account. See Section 3.

        Stockholders who are participants in the Direct Purchase and Dividend Reinvestment Plan may tender some or all of the shares attributed to such stockholder's account under the plan by means of the Letter of Transmittal. See Instruction 15 of the Letter of Transmittal. See Section 3.

        In addition, holders of vested but unexercised options outstanding under our 2002 Long-Term Incentive Plan, our 2000 Long-Term Incentive Plan, our 1998 Long-Term Incentive Plan, our Long Term Incentive Program, or our Performance Share Plan or vested but unexercised options that were assumed by Kerr-McGee in connection with the acquisition of Oryx Energy Company and Westport Resources Corporation (collectively, the "Stock Option Plans") may exercise such options and tender some or all of the shares issued upon such exercise. Holders of restricted stock may not tender those shares because of the restrictions imposed on such shares by the relevant Stock Option Plan and award agreement unless such restrictions have lapsed. See Section 2 and Instruction 14 of the Letter of Transmittal and see Section 11 for more information on the Stock Option Plans generally.

        Stockholders who are participants in employee benefit plans not affiliated with us that hold Kerr-McGee shares may tender some or all of such shares as provided herein generally, subject to the provisions of such plans. See Section 3.

        As of March 31, 2005, we had issued and outstanding 161,388,150 shares. The 43,500,000 shares that we are offering to purchase represent approximately 27.0% of the shares then outstanding. The shares are listed and traded on the NYSE. On April 13, 2005, the last full day of trading prior to announcement of the tender offer, the last reported sale price of the shares on the NYSE was $73.97 per share. See Section 8. Stockholders are urged to obtain current market quotations for the shares before considering whether to tender their shares.

THE TENDER OFFER

1.     Number of Shares; Priority of Purchases; Proration.

        General.    Upon the terms and subject to the conditions of the tender offer, we will purchase 43,500,000 shares of our common stock and the associated preferred stock purchase rights, or such lesser number of shares as are properly tendered and not properly withdrawn (in accordance with Section 4), before the expiration of the tender offer at prices not greater than $92.00 nor less than $85.00 per share, net to the seller in cash, without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. The tender offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, May 18, 2005, unless the tender offer is extended.

        In the event the final purchase price is less than the maximum price of $92.00 per share and more than 43,500,000 shares are tendered in the tender offer at or below the purchase price, we intend to exercise our right to purchase up to an additional 2% of our outstanding shares without extending the tender offer so that we repurchase up to $4 billion of our shares. By way of example, if the final purchase price is the minimum purchase price of $85.00 per share, we intend to purchase up to an additional 3,227,763 of our outstanding shares to the extent tendered in the tender offer. Such a purchase of additional shares will not require us to extend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements.

        As described in greater detail below, if the tender offer is over-subscribed, shares tendered at or below the purchase price will be subject to proration. The withdrawal rights expire on the Expiration Date.

        If we:

  •
  increase the price to be paid for shares above $92.00 per share or decrease the price to be paid for the shares below $85.00 per share;

  •
  increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares; or

  •
  decrease the number of shares being sought, and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. A "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

        The tender offer is not conditioned on any minimum number of shares being tendered. However, the tender offer is subject to other conditions, including obtaining financing pursuant to the terms and conditions contained in the Commitment Letter described in Section 9, and otherwise satisfactory to us, that will be sufficient to purchase shares tendered pursuant to the tender offer, refinance certain of our existing indebtedness and pay related fees and expenses. See Sections 7 and 9.

        In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $92.00 nor less than $85.00 per share, at which they are willing to sell their shares to us in the tender offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $85.00. If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender

Offer". Note that this election could result in the tendered shares being purchased at the minimum price of $85.00 per share.

        Promptly following the Expiration Date, we will, in our sole discretion, determine the purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $92.00 nor less than $85.00 per share, without interest, that will enable us to purchase 43,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), or such lesser number of shares as are properly tendered, pursuant to the tender offer. Shares properly tendered pursuant to the tender offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including the proration provisions described below.

        All shares tendered and not purchased pursuant to the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration and conditional tender provisions will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at The Depository Trust Company from which the transfer had previously been made or, in the case of shares delivered by the Direct Purchase and Dividend Reinvestment Plan, credited to the tendering stockholder's account, at our expense promptly following the Expiration Date. By following the instructions to the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which their shares will be purchased in the event that, as a result of the proration provisions, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the order of shares purchased will be selected by Kerr-McGee.

        If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Date is less than or equal to 43,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

        Priority of Purchases.    Upon the terms and subject to the conditions of the tender offer, if more than 43,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn, we will purchase properly tendered shares on the basis set forth below:

  •
  first, we will purchase all shares tendered by all holders of "odd lots" (as defined below) who:

  (1)
  properly tender all shares owned beneficially or of record at a price at or below the purchase price selected by us (partial tenders will not qualify for this preference); and

  (2)
  complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

  •
  second, we will purchase all other shares properly tendered and not properly withdrawn before the expiration of the tender offer, at prices at or below the purchase price selected by us on a pro rata basis (except for shares tendered subject to the condition that a specified minimum of the stockholder's shares be purchased as described in Section 6, and which condition was not satisfied) with appropriate adjustments to avoid purchases of fractional shares, as described below; and

  •
  third, only if necessary to permit us to purchase 43,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), we will purchase shares from holders who have tendered shares at or below the purchase price selected by us subject to the condition that a specified minimum number of the holder's shares be purchased if any of the holder's shares are purchased in the tender offer (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares and not properly withdrawn them before the expiration of the tender offer.

        Therefore, all of the shares that a stockholder tenders in the tender offer may not be purchased even if they are tendered at prices at or below the purchase price. It is also possible that none of the shares conditionally tendered will be purchased even though those shares were tendered at prices at or below the purchase price.

        Odd Lots.    The term "odd lots" means all shares tendered at prices at or below the purchase price selected by us by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lots holder must tender all shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of the stockholder's shares pursuant to the tender offer must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares (other than odd lot holders) will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders (other than odd lot holders) at or below the purchase price selected by us, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until five to seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent or the Dealer Managers and may be able to obtain such information from their brokers.

        As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.
Purpose of the Tender Offer; Certain Effects of the Tender Offer.

        Purpose of the Tender Offer.    We intend to purchase up to 43,500,000 of our shares in the tender offer, representing approximately 27.0% of our outstanding shares as of March 31, 2005. In the event the final purchase price is less than $92.00 per share and more than 43,500,000 shares are tendered in the tender offer, we intend to purchase up to an additional 2% of our outstanding shares so that we repurchase up to $4 billion of our shares. In determining to proceed with the tender offer, the Board of Directors has reviewed, with the assistance of management and outside advisors, its strategic plan, its use of cash flows from operations for, among other things, capital expenditures, acquisitions, debt repayment, dividends and share repurchases, and a variety of alternatives for using Kerr-McGee's available financial resources. Before determining to proceed with the tender offer, the Board of

Directors also considered, with the assistance of management and outside advisors, Kerr-McGee's capital structure, free cash flow, financial position and dividend policy, the commodity price environment for oil and gas, the anticipated cost and availability of financing and the market price of our shares, as well as Kerr-McGee's operations, strategy and expectations for the future.

        In determining the number of shares to purchase in the tender offer, the Board of Directors considered a broad range of factors, including our financial structure, financial condition and dividend policy, operations, competitive position, resources and prospects, the current market prices of our shares, our desire for future financial flexibility, the expected availability and cost of financing, and the attractiveness of the tender offer to our stockholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business.

        Based on its review, the Board of Directors has determined that returning capital to its stockholders is a prudent use of Kerr-McGee's financial resources and an effective means of providing value to Kerr-McGee's stockholders. In particular, the Board of Directors believes the tender offer will provide stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect, without potential disruption to the share price and the usual transaction costs associated with market sales. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their percentage ownership in Kerr-McGee and our future results.

        OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGERS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THE TENDER OFFER. SEE SECTION 11.

        Potential Benefits of the Tender Offer.    Kerr-McGee believes the tender offer will provide benefits to Kerr-McGee and its stockholders, including the following:

  •
  the tender offer and related anticipated borrowings will provide a capital structure that more effectively uses financial leverage at expected interest rates, thus making possible improved future earnings and cash flow per share for our continuing stockholders;

  •
  the tender offer funding permits us to capitalize on pricing in the current bank debt market that we believe to be attractive; and

  •
  if we complete the tender offer, we will return cash to our stockholders who elect to receive a return of capital, while stockholders who do not tender will increase their percentage ownership in Kerr-McGee.

        Potential Risks and Disadvantages of the Tender Offer.    The tender offer also presents some potential risks and disadvantages to Kerr-McGee and its continuing stockholders, including the following:

  •
  if we complete the tender offer, our indebtedness and interest expense will increase significantly and the terms of our future indebtedness will be adversely affected. As a result of the tender offer and the related borrowings, our indebtedness is expected to be substantial in relation to our stockholders' equity. After giving pro forma effect to certain transactions, including the tender offer and the related borrowings, as described in the Notes to Pro Forma Condensed Consolidated Financial Information in Section 10, at December 31, 2004, Kerr-McGee would have had total indebtedness of $7.2 billion and stockholders' equity of $1.8 billion. Following our recent announcement of the tender offer and the related borrowings, and in anticipation of the tender offer and the related borrowings, our credit rating was downgraded and is no longer investment grade;

  •
  by increasing our indebtedness, the tender offer is expected to reduce our ability to engage in significant cash acquisitions. Increased indebtedness could reduce our ability to cover existing contingent or other future liabilities or otherwise negatively impact our liquidity during periods of increased capital or operating expenditures. There can be no assurance that we would be able to raise debt or equity financing in the future or that we will successfully execute the separation of our chemical business or dispose of other assets and be able to reduce our financial leverage using the proceeds derived from such transactions;

  •
  the tender offer will reduce our "public float," which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. As of March 31, 2005, we had issued and outstanding 161,388,150 shares. The 43,500,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 27.0% of the shares outstanding as of that date. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future; and

  •
  upon the completion of the tender offer, non-tendering stockholders (and non-exercising, non-tendering option holders) will realize a proportionate increase in their relative ownership interest in Kerr-McGee. In particular, the tender offer would increase the proportional holdings of certain significant stockholders and of our directors and executive officers if they do not tender any of their shares in the tender offer or exercise any of their options and tender such option shares in the tender offer.

        Certain Effects of the Tender Offer.    Assuming we purchase 43,500,000 shares in the tender offer at the maximum purchase price of $92.00 per share, we expect that approximately $4.1 billion will be required to purchase such shares and to pay related fees and expenses (including structuring and arrangement fees for the loan facilities described in Section 9). We anticipate that the tender offer will be funded with cash on hand and the net proceeds of two new term loan facilities and an interim facility with an aggregate commitment of up to $5 billion and having the terms set forth in the Commitment Letter described in Section 9.

        After the tender offer is completed, Kerr-McGee believes that its anticipated financial condition, access to capital and cash flow from operations will allow Kerr-McGee adequate financial resources to fund future dividends and capital expenditures.

        Based on the published guidelines of the NYSE and the conditions of the tender offer, our purchase of 43,500,000 shares pursuant to the tender offer will not result in delisting of the remaining shares on the NYSE. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon our having determined that the consummation of the tender offer will not cause the shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act. See Section 7.

        Shares we acquire pursuant to the tender offer will be retained as treasury shares by us (unless and until we determine to retire such shares). Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law or the rules of the NYSE. We have no current plans for the issuance of shares purchased in this tender offer. On March 8, 2005, Kerr-McGee's Board of Directors recommended that Kerr-McGee's stockholders approve an increase of the authorized number of shares of Kerr-McGee's common stock from 300 million shares to 500 million shares. Kerr-McGee's stockholders will vote on this proposal at Kerr-McGee's 2005 Annual Meeting of Stockholders currently scheduled for Tuesday, May 10, 2005.

        We may, in the future, decide to purchase shares. Any such purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the Expiration Date.

        The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the repurchase of shares pursuant to the tender offer, the shares will continue to be margin securities for purposes of the Federal Reserve Board's margin regulations.

        Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of a material amount of our or any of our subsidiaries' assets;

  •
  any material change in our present dividend rate or policy, our indebtedness or our capitalization;

  •
  any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer;

  •
  any other material change in our corporate structure or business;

  •
  any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

  •
  any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

  •
  the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition or disposition by any person of additional securities of Kerr-McGee, or the disposition of our securities other than purchases pursuant to outstanding options to purchase shares and outstanding restricted stock and stock opportunity equivalent awards granted to certain employees (including directors and officers); or

  •
  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

        Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3.     Procedures for Tendering Shares.

        Proper Tender of Shares.    For shares to be tendered properly pursuant to the tender offer:

  •
  the certificates for the shares (unless shares are delivered through our Direct Purchase and Dividend Reinvestment Plan), or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before 12:00 Midnight, New York City time, in each case by the Expiration Date by the Depositary at one of its addresses set forth on the back cover page of this document; or

  •
  the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

        Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary's account at The Depository Trust Company), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

        IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH STOCKHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE TENDER OFFER MUST EITHER (A) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE TENDER OFFER" OR (B) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER" INDICATING THE PRICE (IN INCREMENTS OF $0.25) AT WHICH SHARES ARE BEING TENDERED.

        If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer". Note that this election could result in the tendered shares being purchased at the minimum price of $85.00 per share. A stockholder who wishes to indicate a specific price (in increments of $0.25) at which such stockholder's shares are being tendered must check a box under the section captioned "Shares Tendered at Price Determined by Stockholder". A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares may not be tendered at more than one price unless such shares were previously withdrawn according to the terms of the tender offer.

        A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE APPROPRIATE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY THE TENDER OFFER" OR ONE OF THE BOXES IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER" IS CHECKED. STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THEIR BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF STOCKHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS.

        Odd lot holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the shares at The Depository Trust Company (referred to as the "Book-Entry Transfer Facility") for purposes of the tender offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

        Method of Delivery.    The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned "Special Delivery Instructions" or captioned "Special Payment Instructions" on the Letter of Transmittal or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 8 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        Guaranteed Delivery.    If a stockholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the Expiration Date; and

  •
  the certificates for such shares (or a confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

        Savings Investment Plan.    Participants in our Savings Investment Plan who wish to have the trustees of the plan tender shares attributable to their plan account, must complete, execute and return to the trustee the tender direction form included in the "Letter from Kerr-McGee Corporation Savings Investment Plan Trustees" sent to participants. Participants in our Savings Investment Plan may not use the Letter of Transmittal to direct the tender of the shares, but must use the separate direction form sent to them. Participants in that plan are urged to read the "Letter from Kerr-McGee Corporation Savings Investment Plan Trustees" and the separate direction form carefully.

        Stock Option Plans.    Holders of vested but unexercised options may exercise such options in accordance with the terms of the Stock Option Plans and tender the shares received upon such exercise in accordance with the tender offer. See "Proper Tender of Shares" above. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by Kerr-McGee described in Section 1. We strongly encourage those holders to discuss the tender offer with their tax advisor or broker.

        Restricted Stock.    Holders of restricted stock may not tender those shares pursuant to the restrictions imposed on such shares by the relevant Stock Option Plan and award agreement unless such restrictions have lapsed.

        Direct Purchase and Dividend Reinvestment Plan.    Stockholders who are participants in the Direct Purchase and Dividend Reinvestment Plan who wish to tender some or all of the shares attributable to their accounts must indicate this on the Letter of Transmittal and follow the procedures outlined therein. See Instruction 15 of the Letter of Transmittal.

        Benefit Plans Not Sponsored by Kerr-McGee.    Stockholders who are participants in employee benefit plans not affiliated with us that hold Kerr-McGee shares may tender some or all of such shares as provided herein generally, subject to the provisions of such plans. To the extent required under any such plan, we expect that participants will receive separate instructions from the administrators of those plans to be followed in connection with any tender.

        Federal Income Tax Backup Withholding.    Under the federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that stockholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Depositary. See Instruction 11 of the Letter of Transmittal.

        Any tendering stockholder or other payee who fails to complete fully and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to required federal income tax withholding of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the tender offer.

        Federal Income Tax Withholding on Payment to Foreign Stockholders.    Gross proceeds payable pursuant to the tender offer to a foreign stockholder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder meets the "complete termination", "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 13 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and Kerr-McGee withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed statement claiming such an exemption or reduction. Forms for such statements can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly executed statement claiming such exemption. Forms for such statements can be obtained from the Depositary. See Instruction 11 of the Letter of Transmittal. Also see Section 13 regarding circumstances in which a foreign stockholder may be subject to United States federal income tax even if entitled to a refund of the 30% withholding tax. In particular, foreign holders whose actual or constructive ownership of our common stock exceeds (or, within the five-year period ending on the date the shares are accepted for tender, has exceeded) 5% of our common stock will be subject to United States federal income tax on any gain realized in connection with a sale or exchange of their shares as a result of special rules that apply to foreign holders of "United States real property interests" (see Section 13 below for a discussion of these rules). Foreign stockholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

        Tender Constitutes An Agreement.    The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, as well as the tendering stockholder's representation and warranty to us that (a) the stockholder has a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of shares complies with Rule 14e-4.

        It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his own account unless the person so tendering (a) has a net long position equal to or greater than the number of (i) shares tendered or (ii) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (b) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to purchase price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of particular shares, and our interpretation of the terms of the tender offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

        Return of Unpurchased Shares.    If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

        Lost or Destroyed Certificates.    Stockholders whose certificate or certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact UMB Bank, n.a., as Transfer Agent for our shares, at the following address for instructions as to obtaining a replacement: 928 Grand Boulevard, Kansas City, MO 64106. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

        Certificates for shares, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, or an agent's message, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Managers or the Information Agent. Any such documents delivered to us, the Dealer Managers or the Information Agent will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

4.     Withdrawal Rights.

        Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, New York City time, on Monday, June 13, 2005, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

        For a withdrawal to be effective, a written, or facsimile transmission, notice of withdrawal must both:

  •
  be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

  •
  specify the name of the person who tendered the shares to be withdrawn and the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

        A stockholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

        Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not validly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

        We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, and such determination will be binding on all stockholders. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

        Participants in our Savings Investment Plan who wish to have the trustee of the plan withdraw previously tendered shares held in the plan must follow the procedures set in the "Letter from Kerr-McGee Corporation Savings Investment Plan Trustees" to all participants in our Savings Investment Plan.

5.     Purchase of Shares and Payment of Purchase Price.

        Upon the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we (a) will determine the purchase price we will pay for shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and (b) will accept for payment and pay for, and thereby purchase, up to 43,500,000 shares (or such additional number of shares as we may elect to purchase, subject to applicable law) properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Date. For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

        We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. Under no circumstances will interest on the purchase price be paid by us regardless of any delay in making such payment.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five to seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders whose conditions have not been met, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.

        We will pay all domestic stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 9 of the Letter of Transmittal.

        Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to federal income tax backup withholding on the gross proceeds paid to the stockholder or other payee pursuant to the tender offer. See Section 3. Also, see Section 13 regarding United States federal income tax consequences for foreign stockholders.

6.     Conditional Tender of Shares.

        Subject to the exception for holders of odd lots in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his or her own financial or tax advisors.

        After the Expiration Date, if more than 43,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn (other than shares of odd lot holders). If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares to be purchased to fall below 43,500,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.     Conditions of the Tender Offer.

        Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after April 18, 2005 (or such earlier date as may be specified in the relevant condition) and before the Expiration Date any of the following events shall have occurred or are determined by us to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

        (1)   prior to the expiration of the tender offer, we are or will be unable to obtain financing pursuant to the terms and conditions contained in the Commitment Letter described in Section 9 and otherwise satisfactory to us, that will be sufficient to purchase shares tendered pursuant to the tender offer, refinance certain of our existing indebtedness and pay related fees and expenses;

        (2)   there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (b) in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair our ability to purchase up to 43,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) in the tender offer;

        (3)   there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (b) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, or (c) materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries;

        (4)   there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (d) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, (e) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof or (f) any decrease of more than 15% in the market price for the shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on April 15, 2005;

        (5)   a tender offer or exchange offer for any or all of our shares (other than this tender offer) shall have been commenced, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

        (6)   (a) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 15% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before April 15, 2005), (b) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before April 15, 2005 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares or (c) any new group shall have been formed which beneficially owns more than 15% of the outstanding shares (options for and other rights to acquire shares which are acquired or proposed to be acquired being deemed for purposes of this clause (6) to be immediately exercisable or convertible);

        (7)   any change shall have occurred or been threatened in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or our subsidiaries, taken as a whole, that, in our judgment, is or may reasonably likely be material and adverse to us or our subsidiaries; or

        (8)   we determine that there is a reasonable likelihood that either (a) the shares would be held of record by fewer than 300 persons, or (b) the completion of the tender offer and the purchase of the shares may otherwise cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8.     Price Range of Shares.

        The shares are listed and traded on the NYSE under the trading symbol "KMG". The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the NYSE.

	High	Low
Year Ended December 31, 2003:
First Quarter	$44.90	$37.82
Second Quarter	$48.59	$39.90
Third Quarter	$45.50	$41.08
Fourth Quarter	$47.20	$40.10
Year Ended December 31, 2004:
First Quarter	$53.39	$46.92
Second Quarter	$56.00	$47.05
Third Quarter	$58.67	$50.49
Fourth Quarter	$63.24	$55.57
Year Ending December 31, 2005:
First Quarter	$83.30	$55.38
Second Quarter (through April 15)	$82.09	$73.70

        On April 13, 2005, the last trading day before the date of announcement of the tender offer, the last reported sale price of the shares on the NYSE was $73.97 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares.

9.     Source and Amount of Funds.

        Assuming we purchase 43,500,000 shares in the tender offer at the maximum purchase price of $92.00 per share, we expect that approximately $4.1 billion will be required to purchase such shares and to pay related fees and expenses (including structuring and arrangement fees for the loan facilities described below). We anticipate that we will obtain those funds, together with funds to refinance certain of our existing indebtedness and to pay related fees and expenses, from cash on hand and with a portion of the net proceeds of: (a) a $2,000,000,000 6-year term loan facility, as further described below, (b) a $2,000,000,000 2-year term loan facility, as further described below, (c) a $1,000,000,000 5-year revolving credit facility, as further described below, and (d) either (x) the issuance of $1,000,000,000 of senior unsecured notes ("Senior Notes") in a public offering or a private placement pursuant to Rule 144A of the Securities and Exchange Act of 1933 ("Rule 144A"), or (y) in the event we are not able to issue the full amount of the Senior Notes at or prior to the time that the transactions contemplated by this Offer to Purchase are consummated, a $1,000,000,000 interim facility, as further described below. While we have obtained commitments for each of these facilities, these commitments are contingent on the satisfaction of various conditions, as further described below. Accordingly, as discussed in Section 7, in addition to the other conditions described in this Offer to Purchase, the tender offer will be subject to our obtaining financing prior to the Expiration Date pursuant to the terms and conditions contained in the commitment letter, dated April 13, 2005, with J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A. ("JPMorgan Chase"), Lehman Commercial Paper Inc. ("Lehman Brothers") and Lehman Brothers Inc., (the "Commitment Letter"), and otherwise satisfactory to us, that will be sufficient to purchase shares tendered pursuant to the tender offer, refinance certain of our existing indebtedness and pay related fees and expenses. Except as otherwise described herein, Kerr-McGee does not currently have any alternative financing arrangements or plans in the event these sources do not provide the funds necessary to fund the tender offer.

        Commitment Letter.    The following summary of the material terms of the Commitment Letter is qualified in its entirety by the terms of the actual Commitment Letter, which is filed as an exhibit to our Issuer Tender Offer Statement on Schedule TO and which is incorporated herein by reference. The following summary may not contain all of the information about the financing that is important to you. We encourage you to read the Commitment Letter carefully and in its entirety.

        JPMorgan Chase and Lehman Brothers have individually committed, subject to the terms and conditions set forth in the Commitment Letter, to provide to us fifty-five percent and forty-five percent, respectively, of the following four loan facilities totaling in the aggregate $6,000,000,000: (a) a senior secured 6-year term loan facility in the aggregate principal amount of $2,000,000,000 (the "6-Year Term Facility"), (b) a senior secured 2-year term loan facility in the aggregate principal amount of $2,000,000,000 (the "2-Year Term Facility" and, together with the 6-Year Term Facility, the "Term Facilities"), (c) a senior secured 5-year revolving loan facility in the aggregate principal amount of $1,000,000,000 (the "5-Year Revolving Facility", and together with the Term Facilities, the "Secured Facilities") and (d) an unsecured interim facility in the aggregate principal amount of $1,000,000,000 (the "Interim Facility" and, together with the Secured Facilities, the "Facilities").

        The 6-Year Term Facility.    The proceeds of the 6-Year Term Facility may be used to finance the tender offer, to repay certain of our existing indebtedness and to pay related fees and expenses. The 6-Year Term Facility will be fully drawn on the Closing Date (as that term is defined in the Commitment Letter), will provide for a six-year maturity and will amortize in quarterly installments to be determined. Interest on the outstanding balances under the 6-Year Term Facility is payable, at our option, at a rate equal to the alternate base rate (or "ABR" as that term is defined in the Commitment Letter) plus a margin of 1.0%, or at the Eurodollar Rate (as that term is defined in the Commitment Letter) plus a margin of 2.0%. We anticipate repaying the 6-Year Term Facility through cash flow. Additionally, after applying the net after-tax cash proceeds from the separation of our chemical business and the sale of certain exploration and production assets to repay the 2-Year Term Facility (as described below), any remaining proceeds will be used to prepay the 6-Year Term Facility as described below.

        The 2-Year Term Facility.    The proceeds of the 2-Year Term Facility may be used to finance the tender offer, to repay certain of our existing indebtedness and to pay related fees and expenses. The 2-Year Term Facility will be fully drawn on the Closing Date, will mature on the second anniversary of the Closing Date and no principal will be due until the maturity date. Interest on the outstanding balances under the 2-Year Term Facility is payable, at our option, at a rate equal to the ABR plus a margin of 0.75%, or the Eurodollar Rate plus a margin of 1.75%. We anticipate repaying the 2-Year Term Facility with the net after-tax cash proceeds from the separation of our chemical business and the sale of certain exploration and production assets, as well as cash flow.

        The 5-Year Revolving Facility.    The proceeds of the 5-Year Revolving Facility may be used to repay certain of our existing indebtedness and for general corporate purposes. Amounts under the 5-Year Revolving Facility will be available on a revolving basis commencing on the Closing Date and ending on the fifth anniversary of the Closing Date. Portions of the 5-Year Revolving Facility will be available for issuances of up to $250,000,000 of letters of credit and borrowings of up to $100,000,000 of swingline loans. Interest on the outstanding balances under the 5-Year Revolving Facility is payable, at our option, at a rate equal to the ABR plus a margin of 0.75%, or the Eurodollar Rate plus a margin of 1.75%. These margins, however, shall be subject to change pursuant to a Pricing Grid (as that term is defined in the Commitment Letter), pursuant to which these margins may be reduced if certain financial ratios are achieved. We anticipate repaying the 5-Year Revolving Facility through cash flow.

        The Interim Facility.    The proceeds of the Interim Facility may be used to finance the tender offer, to repay certain of our existing indebtedness and to pay related fees and expenses. The Interim Facility will be drawn on the Closing Date in the amount of up to $1 billion, and, subject to certain conditions described in greater detail in the Commitment Letter, if it is not repaid in full on or prior to the one-year anniversary of the Closing Date (the "Initial Loan Maturity Date"), the lenders under the Interim Facility will have the option at any time thereafter to receive Exchange Notes (as that term is defined and described in greater detail in the Commitment Letter) in exchange for the amount due under the Interim Facility. Any amounts under the Interim Facility not converted into Exchange Notes will mature on the tenth anniversary of the Closing Date. Prior to the Initial Loan Maturity Date, the loans under the Interim Facility will bear interest at a rate between 7.00% per annum and 10.50% per annum, based on certain factors more fully described in the Commitment Letter. After the Initial Loan Maturity Date, the loans under the Interim Facility will bear interest at a rate between 9.00% per annum and 10.50% per annum, based on certain factors more fully described in the Commitment Letter. We anticipate repaying the Interim Facility through the issuance of unsecured notes in a public offering or a private placement pursuant to Rule 144A.

        Optional Prepayments.    We may make optional prepayments of loans under any of the Secured Facilities, in whole or in part, in minimum principal amounts of $10,000,000 without premium or penalty. Optional prepayments shall be applied first to prepay the 2-Year Term Facility, and second to prepay the 6-Year Term Facility. Optional prepayments of the 6-Year Term Facility shall be applied ratably to the installments thereof. Optional prepayments of the Term Facilities may not be reborrowed.

        Mandatory Prepayments.    Subject to certain exceptions and conditions described in greater detail in the Commitment Letter, we will be obligated to use the following amounts to prepay the Term Facilities and the Interim Facility:

  •
  50% of an amount equal to the net after-tax cash proceeds of sales or issuances of certain equity;

  •
  100% of an amount equal to the net after-tax cash proceeds of incurrences of certain indebtedness;

  •
  100% of an amount equal to the net after-tax cash proceeds of sales or other dispositions of certain assets; and

  •
  50% of our excess cash flow for each fiscal year.

        The percentages specified above for the sale or issuance of certain equity and for excess cash flow shall be subject to reduction upon achievement by us of certain financial performance targets. Mandatory prepayments relating to asset sales and excess cash flow will be applied first to prepay the 2-Year Term Facility, second to prepay the 6-Year Term Facility and third (in the case of mandatory prepayments relating to asset sales only) to prepay the Interim Facility. Mandatory prepayments relating to debt or equity issuances shall be applied first to prepay the Interim Facility, second to prepay the 2-Year Term Facility and third to prepay the 6-Year Term Facility. Mandatory prepayments of the 6-Year Term Facility shall be applied ratably to the installments thereof. Mandatory prepayments of the Term Facilities and the Interim Facility may not be reborrowed.

        Guarantees.    Subject to certain exceptions and conditions described in greater detail in the Commitment Letter, each of the Facilities will be guaranteed by each of our domestic subsidiaries (other than certain subsidiaries to be agreed).

        Security for the Secured Facilities.    Each of the Secured Facilities will be secured by a perfected first priority security interest, subject to existing liens and customary exceptions and to the right of our bondholders to be equally and ratably secured, in all of our tangible and intangible assets located in the United States (other than certain assets described in greater detail in the Commitment Letter), and all of the capital stock of our direct and indirect subsidiaries (other than certain subsidiaries to be agreed and limited, in the case of foreign subsidiaries, to 66% of the capital stock of our first tier foreign subsidiaries).

        Conditions Precedent to the Facilities.    The commitments of each of JPMorgan Chase and Lehman Brothers, and the availability of each of the Facilities described above, are and will be subject to customary conditions precedent, including:

  •
  the repayment and termination of our existing $1,500,000,000 revolving credit agreement;

  •
  there shall not have occurred or become known to JPMorgan Chase or Lehman Brothers any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of us and our subsidiaries, taken as a whole;

  •
  JPMorgan Chase or Lehman Brothers not becoming aware after the date of the Commitment Letter of any information or other matter affecting us or the transactions contemplated by this Offer to Purchase that in the judgment of JPMorgan Chase or Lehman Brothers is inconsistent in a material and adverse manner with any such information or other matter disclosed to it prior to the date of the Commitment Letter and could reasonably be expected to materially impair the syndication of the Facilities;

  •
  there not having occurred a material disruption of or material adverse change in conditions in the financial, banking or capital markets, that in the judgment of JPMorgan Chase or Lehman Brothers could reasonably be expected to materially impair the syndication of the Facilities;

  •
  all material governmental and material third party approvals necessary in connection with the Facilities and the transactions contemplated by this Offer to Purchase shall have been obtained and shall be in full force and effect, and there shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that has or could reasonably be expected to have a material adverse effect on us and our subsidiaries, taken as a whole, or on the transactions contemplated by this Offer to Purchase;

  •
  JPMorgan Chase and Lehman Brothers being reasonably satisfied with the status of environmental matters with respect to us and our subsidiaries;

  •
  the Facilities having received ratings from both Moody's Investors Service, Inc. and Standard & Poor's Ratings Group; and

  •
  the closing of the Facilities by July 31, 2005.

        In addition, our ability to borrow under the Facilities will be subject to customary on-going conditions, including:

  •
  the accuracy in all material respects of all representations and warranties in the definitive loan documents, including the absence of material adverse change in the business, operations, property or financial condition, of us and our subsidiaries, taken as a whole; and

  •
  the absence of any continuing default or event of default under the definitive loan documents.

        Representations and Warranties; Covenants; Events of Default.    The terms of the Facilities will include customary representations and warranties, customary affirmative and negative covenants (and, in the case of the secured facilities, customary financial covenants), and customary events of default.

        Syndication.    JPMorgan Chase and Lehman Brothers have the ability to syndicate, before or after the consummation of the tender offer, to a group of lenders, in consultation with us.

10.   Certain Information Concerning Us.

        General.    We are an energy and inorganic chemical holding company whose consolidated subsidiaries, joint ventures and other affiliates have operations throughout the world. Our core businesses include exploration and production and chemical. As discussed under "Recent Developments" below, we are pursuing alternatives for the separation of our chemical business. Our exploration and production segment explores for, develops, produces and markets crude oil and natural gas, with major areas of operation in the United States, the United Kingdom sector of the North Sea and China. Exploration efforts also extend to Australia, Benin, Bahamas, Brazil, Morocco, Canada, and the Danish and Norwegian sectors of the North Sea. The chemical business is primarily engaged in production and marketing of titanium dioxide pigment and has production facilities in the United States, Australia, Germany and the Netherlands.

        Our principal executive office is located at Kerr-McGee Center, Oklahoma City, Oklahoma 73125 and our telephone number is (405) 270-1313.

        Recent Developments.    In February 2005, Kerr-McGee called for redemption of all of the $600 million aggregate principal amount of its 5.25% convertible subordinated debentures due 2010 at a price of 102.625%. Prior to March 4, 2005, the redemption date, all of the debentures were converted by the holders into approximately 9.8 million shares of common stock.

        On March 2, 2005, entities affiliated with Carl C. Icahn sent us a notice indicating that they intended to nominate their own slate of two nominees consisting of Mr. Icahn and Barry Rosenstein to our Board of Directors at our 2005 Annual Meeting of Stockholders scheduled for Tuesday, May 10, 2005.

        On March 8, 2005, Kerr-McGee's Board of Directors:

  •
  authorized management to pursue alternatives for the separation of our chemical business, including a spinoff or sale;

  •
  authorized management to proceed with a share repurchase program initially set at $1 billion. Kerr-McGee purchased approximately 3.1 million shares for an aggregate of approximately $250 million under the share repurchase program before the program was terminated in connection with the Board of Directors' approval of the tender offer; and

  •
  recommended that Kerr-McGee's stockholders approve an increase of the authorized number of shares of Kerr-McGee's common stock from 300 million shares to 500 million shares. Kerr-McGee's stockholders will vote on this proposal at our 2005 Annual Meeting of Stockholders. The proposed additional authorized shares of Kerr-McGee's common stock could be issued for any proper corporate purpose approved by the Board of Directors, though there are no current plans for the proposed additional shares. Additionally, the proposed increase in the number of authorized shares of our common stock could have an anti-takeover effect, although this is not the intent of the Board of Directors in proposing the amendment. See Item 4 of our Definitive Proxy Statement on Schedule 14A, filed April 1, 2005 and incorporated herein by reference.

        On April 14, 2005, we announced:

  •
  that our Board of Directors had authorized the tender offer to purchase up to $4 billion of our shares from all of our shareholders on an equal basis;

  •
  our intention to divest selected slower growth, higher decline oil and gas properties with an estimated gross value in the range of $2 billion to $2.5 billion;

  •
  an expanded hedging program, which includes a combination of costless collars and fixed-price swaps derivative contracts, covering, as of April 14, 2005, approximately 75% of the company's remaining 2005 and 2006 expected eligible production and approximately 50% of its 2007 expected eligible production. Eligible production excludes production from Bohai Bay, China, and gas production from the North Sea; and

  •
  a revision in the annual dividend paid on our common stock from $1.80 to $.20 per share, expected to begin with the dividend for the quarter ending June 30, 2005.

        We also announced on April 14, 2005 that we entered into an agreement with Mr. Icahn and certain of his affiliates, referred to as the Icahn Parties, and Mr. Rosenstein, Gary Claar and JANA Partners LLC, referred to as the JANA Parties, under which the Icahn Parties and the JANA Parties agreed to suspend their solicitation of proxies in connection with our 2005 Annual Meeting and, upon our acceptance for payment of shares in the tender offer, to terminate such solicitation and to withdraw their slate of nominees to our Board of Directors. The Icahn Parties and the JANA Parties also agreed that, following our acceptance for payment of shares in the tender offer, they would vote for our nominees to our board of directors at the 2005 Annual Meeting, and that, except in specified circumstances, certain "standstill" restrictions would apply until May 10, 2008.

        The agreement with the Icahn Parties and the JANA Parties further provides that, while all other business may be brought before the 2005 Annual Meeting, we will adjourn the meeting before the nominations or elections of directors to a date no earlier than June 7, 2005 and no later than June 9, 2005, subject to possible further adjournment. We also agreed to dismiss with prejudice our complaint filed on March 10, 2005, in the United States District Court for the Western District of Oklahoma. The preceding summary of our agreement with the Icahn Parties and the JANA Parties is qualified in its entirety by the terms of the actual agreement, which is filed as an exhibit to our Issuer Tender Offer Statement on Schedule TO and which is incorporated herein by reference.

        Kerr-McGee and one of its affiliates were named in 1999 as potentially responsible parties (PRPs) under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) at a former wood-treatment site in New Jersey at which the United States Environmental Protection Agency (EPA) is conducting a cleanup. On April 15, 2005, Kerr-McGee and its affiliate received a letter from the EPA asserting that they are liable under CERCLA as former owners or operators of the site and demanding reimbursement of costs expended by the EPA at the site. The demand is for payment of past costs in the amount of approximately $179 million, plus interest. There are substantial uncertainties about our responsibility for the site, and Kerr-McGee is evaluating defenses to, and intends to vigorously defend against, EPA's claim. In addition, it appears there may be other PRPs, though it is not known whether the other parties have received similar letters from EPA. Kerr-McGee has not recorded a reserve for the site as it is not possible to reliably estimate the liability it may have for the cleanup because of the aforementioned uncertainties and the existence of other PRPs.

        Summary Financial Information.    The summary historical consolidated financial information presented below (other than the ratio of earnings to fixed charges) is derived from Kerr-McGee's audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004 (the "Annual Report"), which is incorporated herein by reference. More comprehensive financial information is included in our Annual Report and the financial information presented below is qualified in its entirety by reference to such report and all of the consolidated financial statements and related notes contained therein, copies of which may be obtained as set forth below under "Additional Information About Us".

        The summary pro forma consolidated financial information presented below is based on historical information derived from the Annual Report, adjusted as summarized below and discussed in more detail in the Notes to Pro Forma Condensed Consolidated Financial Information. The summary pro forma consolidated statement of operations data gives effect to the following transactions, assuming they occurred on January 1, 2004: (a) completion of the Westport merger (results of Westport's operations are included in the historical financial statements from June 25, 2004, the actual merger date) and (b) repurchase of the company's common stock under this tender offer and the effect of borrowings to fund such repurchases. The summary pro forma consolidated balance sheet data gives effect to the following transactions, as if they occurred on December 31, 2004: (a) repurchase of the company's shares of common stock in March, 2005, under the share repurchase program terminated in April 2005 upon our Board's approval of this tender offer; (b) exercise of employee and director stock options during the first quarter of 2005; (c) conversion of the 5.25% convertible debentures in the first quarter of 2005; and (d) repurchase of the company's common stock under this tender offer and the borrowings to fund such repurchases. Pro forma data presented below assumes two possible outcomes under this tender offer, repurchase of 43,500,000 shares at a per-share price of $92 and repurchase of 46,727,763 shares at a per-share price of $85. Pro forma condensed consolidated financial information presented below assumes additional borrowings of approximately $4 billion, which is our estimate of funding under the Facilities (as defined in Section 9) necessary to execute the tender offer. As more fully discussed in Section 9, the Commitment Letter contemplates borrowings of up to $6 billion under the Facilities. In addition to funding the tender offer costs, we anticipate incurring other borrowings under the Facilities, as may be necessary to refinance certain existing indebtedness and for general corporate purposes. Therefore, actual balance of debt and associated interest and debt expense in future periods may exceed amounts presented in the pro forma financial information.

Kerr-McGee Corporation and Subsidiary Companies

Summary Historical and Pro Forma Consolidated Financial Information (Unaudited)

(millions of dollars, except per share amounts)

		Pro Forma Assuming Tender Price of
Statement of Operations Data
	Historical	$92/share	$85/share
For the year ended December 31, 2004
Revenues	$5,157	$5,607	5,607
Costs and operating expenses exclusive of interest and debt expense	4,201	4,529	4,529
Interest and debt expense	245	499	497
Income from continuing operations	415	327	328
Net income	404	316	317
Income from Continuing Operations per Share:
Basic	$3.29	$3.07	$3.18
Diluted	$3.19	$2.97	$3.07
Net Income per Share:
Basic	$3.20	$2.97	$3.07
Diluted	$3.11	$2.88	$2.97
Ratio of earnings to fixed charges(1)	3.4	2.0	2.0

Balance Sheet Data
At December 31, 2004
Current assets	$1,887	$1,811	1,811
Noncurrent assets	12,631	12,683	12,683
Total assets	14,518	14,494	14,494
Current liabilities	2,505	2,531	2,531
Long-term debt	3,236	6,699	6,669
Other noncurrent liabilities	3,459	3,459	3,459
Total stockholders' equity	5,318	1,805	1,835
Shares outstanding (in thousands)	151,889	117,467	114,239
Book value per share(2)	$35.01	$15.37	$16.06

(1)
For the purpose of determining the ratio of earnings to fixed charges, earnings include income from continuing operations before income taxes, equity in losses of equity method investees and fixed charges net of interest capitalized, plus distributed income of equity method investees. Fixed charges include interest expense (before considering capitalized interest) and a portion of rental expense representing an interest factor.

(2)
Book value per share represents total stockholders' equity divided by shares outstanding net of shares held in treasury and does not include the effect of stock options or other potentially dilutive securities.

        Pro Forma Financial Information.    Set forth below is pro forma condensed consolidated financial information for Kerr-McGee and its subsidiaries based on historical financial information which has been adjusted as described in the accompanying Notes to Pro Forma Condensed Consolidated Financial Information using assumptions described in such notes. Our management believes that the assumptions used provide a reasonable basis on which to present pro forma condensed consolidated financial information. The pro forma condensed consolidated financial information does not purport to be indicative of the results which would actually have been achieved had the transactions described in the Notes to Pro Forma Condensed Consolidated Financial Information been affected on the dates assumed or of results which may be achieved in the future. The pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes thereto and the consolidated financial statements and the related notes included in our Annual Report.

Kerr-McGee Corporation and Subsidiary Companies

Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

For the Year Ended December 31, 2004

(millions of dollars, except per share data)

						Assuming Tender at $92/share
	Historical					Adjustments for Proposed Tender Offer and Related Financing			Pro Forma Assuming Tender at $85/share
			Pro Forma Merger Adjustments		Adjusted for Westport
	Kerr-McGee	Westport						Pro Forma
Revenues	$5,157	$450	$—		$5,607	$—		$5,607	$5,607

Costs and Expenses
Costs and operating expenses	1,953	56	—		2,009	—		2,009	2,009
Selling, general and admininatrative expenses	337	34	(15	)(a)	356	—		356	356
Shipping and handling expenses	166	8	—		174	—		174	174
Depreciation and depletion	1,060	144	37	(b)	1,241	—		1,241	1,241
Accretion expense	30	3	—		33	—		33	33
Asset impairments	36	—	—		36	—		36	36
Loss associated with assets held for sale	29	—	—		29	—		29	29
Exploration, including exploratory dry holes and amortization of undeveloped leases	356	29	—		385	—		385	385
Taxes, other than income taxes	148	32	—		180	—		180	180
Provision for environmental remediation and restoration, net of reimbursements	86	—	—		86	—		86	86
Interest and debt expense	245	29	(4	)(c)	270	205 24	(g) (h)	499	497

Costs and Expenses	4,446	335	18		4,799	229		5,028	5,026

	711	115	(18)		808	(229)		579	581
Other Income (Expense)	(40)	(1)	—		(41)			(41)	(41)

Income from Continuing Operations before Income Taxes	671	114	(18)		767	(229)		538	540
Provision for Income Taxes	(256)	(42)	7	(d)	(291)	80	(i)	(211)	(212)

Income from Continuing Operations	415	72	(11)		476	(149)		327	328
Preferred stock dividends	—	(3)	3		—	—		—	—

Income from Continuing Operations Attributable to Common Stockholders	415	69	(8)		476	(149)		327	328
Discontinued operations, net of tax	(11)	—	—		(11)	—		(11)	(11)

Net income	$404	$69	$(8)		$465	$(149)		$316	$317

Income from Continuing Operations per Share:
Basic	$3.29				$3.18			$3.07	$3.18
Diluted	$3.19				$3.10			$2.97	$3.07
Net income per Share:
Basic	$3.20				$3.10			$2.97	$3.07
Diluted	$3.11				$3.03			$2.88	$2.97
Weighted average number of shares outstanding (thousands)
Basic	126,313		23,538	(e)	149,851	(43,500	)(j)	106,351	103,123
Diluted	136,919		23,772	(f)	160,691	(43,500	)(j)	117,191	113,963

Kerr-McGee Corporation and Subsidiary Companies

Pro Forma Condensed Consolidated Balance Sheet (Unaudited)

At December 31, 2004

(millions of dollars, except per share data)

					Assuming Tender at $92/share
								Pro Forma 12/31/2004 Assuming Tender at $85/share
	Historical 12/31/04	Adjustments(1)		Historical as Adjusted(1)	Adjustments for Proposed Tender Offer and Related Financing		Pro Forma 12/31/04
Assets
Current Assets
Cash and cash equivalents	$76	$132 (250 42	(a) )(b) (b)	$—	$4,063 (59 (4,002 (2	(d) )(d) )(e) )(e)	$—	$—
Accounts receivable, net of allowance for doubtful accounts	963	—		963	—		963	963
Other current assets	848	—		848	—		848	848

Total Current Assets	1,887	(76)		1,811	—		1,811	1,811
Property, Plant and Equipment—Net	10,827	—		10,827	—		10,827	10,827
Goodwill and intangible assets	1,288	—		1,288	—		1,288	1,288
Other assets	516	(7	)(c)	509	59	(d)	568	568

Total Assets	$14,518	$(83)		$14,435	$59		$14,494	$14,494

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$1,469	$—		$1,469	$—		$1,469	$1,469
Long-term debt due within one year	463	42	(b)	505	—		505	505
Other current liabilities	573	(16	)(a)	557	—		557	557

Total Current Liabilities	2,505	26		2,531	—		2,531	2,531

Long-Term Debt	3,236	(600	)(c)	2,636	4,063	(d)	6,699	6,669
Noncurrent Liabilities
Deferred income taxes	2,177	—		2,177	—		2,177	2,177
Other liabilities	1,282	—		1,282	—		1,282	1,282

Total Noncurrent Liabilities	3,459	—		3,459	—		3,459	3,459

Total Stockholders' Equity	5,318	148 (250 593	(a) )(b) (c)	5,809	(4,004	)(e)	1,805	1,835

Total Liabilities and Stockholders' Equity	$14,518	$(83)		$14,435	$59		$14,494	$14,494

Shares outstanding (thousands)	151,889	2,406 (3,146) 9,818	(a) (b) (c)	160,967	(43,500	)(e)	117,467	114,239
Book value per share(2)	$35.01			$36.09			$15.37	$16.06

(1)
Adjustments to December 31, 2004 historical Consolidated Balance Sheet to reflect certain significant transactions affecting the company's capital structure that occurred in the first quarter of 2005.

(2)
Book value per share represents total stockholders' equity divided by shares outstanding net of shares held in treasury and does not include the effect of stock options or other potentially dilutive securities.

Notes to Pro Forma Condensed Consolidated Financial Information (Unaudited)

1.     Basis of Presentation

        The following summary of pro forma adjustments is based on available information and various estimates and assumptions. Our management believes that these assumptions provide a reasonable basis for presenting all of the significant effects of the following transactions and events and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

        The pro forma unaudited condensed consolidated financial information gives effect to the transactions described below. Amounts presented as Adjustments for Proposed Tender Offer and Related Financing assume repurchase of 43,500,000 shares at the maximum per-share price of $92. For comparative purposes, pro forma information assuming repurchase of 46,727,763 shares at the minimum per-share price of $85 is also presented. Pro forma condensed consolidated financial information presented below assumes additional borrowings of approximately $4 billion, which is our estimate of funding under the Facilities (as defined in Section 9) necessary to execute the tender offer. As more fully discussed in Section 9, the Commitment Letter contemplates borrowings of up to $6 billion under the Facilities. In addition to funding the tender offer costs, we anticipate incurring other borrowings under the Facilities, as may be necessary to refinance certain existing indebtedness and for general corporate purposes. Therefore, actual balance of debt and associated interest and debt expense in future periods may exceed amounts presented in the pro forma financial information.

  Pro Forma Condensed Consolidated Statement of Operations

  •
  Completion of the Westport merger as if it occurred on January 1, 2004 (results of Westport's operations are included in the historical financial statements from June 25, 2004, the actual merger date).

  •
  The repurchase, on January 1, 2004, of the company's common stock under this tender offer, funded by proceeds from borrowings contemplated by the Commitment Letter as described in Section 9.

  •
  Capitalization and amortization of direct financing costs estimated to be $59 million.

  Pro Forma Condensed Consolidated Balance Sheet

  •
  Assumes completion on December 31, 2004 of certain significant transactions affecting the company's capital structure. These transactions actually occurred in the first quarter of 2005.

  •
  The repurchase, on December 31, 2004, of the company's common stock under this tender offer, including estimated transaction costs of $2 million, funded by proceeds from long-term borrowings contemplated by the Commitment Letter as described in Section 9.

  •
  Capitalization of estimated $59 million in direct financing costs.

2.     Pro Forma Condensed Consolidated Statement of Operations

  Westport Merger Adjustments

        (a)   To reverse $15 million of merger-related expenses reflected in Westport's historical results of operations.

        (b)   To increase depreciation, depletion and amortization expense associated with oil and gas properties based on the purchase price allocation.

        (c)   To reflect a reduction in historical interest expense for the effect of amortizing the excess of the estimated fair value of Westport's long-term debt over its historical carrying value.

        (d)   To reflect a reduction in income tax expense related to the adjustments to the pro forma condensed consolidated statement of operations.

        (e)   To reflect the increase in the weighted average number of shares outstanding assuming the issuance of 48.9 million shares of Kerr-McGee common stock in connection with the Westport merger on January 1, 2004, rather than the actual date of the merger, June 25, 2004.

        (f)    To reflect the increase in the weighted average number of dilutive shares outstanding assuming the issuance, effective January 1, 2004, of 48.9 million shares of Kerr-McGee common stock and 1.9 million stock options in connection with the Westport merger.

  Adjustments for the Proposed Tender Offer and Related Financing

        (g)   To reflect interest expense on the following borrowings contemplated in connection with the Commitment Letter described in Section 9:

  •
  The 2-Year Term Facility—$2 billion of variable-rate debt at the estimated interest rate of 4.90% based on the current Eurodollar Rate (as defined in the Commitment Letter) plus a margin of 1.75%.

  •
  The 6-Year Term Facility—$2 billion of variable-rate debt at the estimated interest rate of 5.15% based on the current Eurodollar Rate (as defined in the Commitment Letter) plus a margin of 2.00%.

  •
  The Interim Facility—$63 million of borrowings at a variable rate, estimated at 7.15% based on the current LIBOR and Treasury Rate (as defined in the Commitment Letter).

A 0.125% increase (decrease) in interest rates will result in an increase (decrease) in interest and debt expense of $5 million and a (decrease) increase in net income of $3 million.

        (h)   To reflect amortization of $59 million of capitalized debt issuance costs related to the proposed $4 billion financing over the terms of the related borrowings, as described under item (g) above.

        (i)    To reflect the tax effect of pro forma adjustments at the statutory rate of 35%.

        (j)    To reflect the reduction in the weighted average number of common shares and common share equivalents outstanding during the period due to assumed repurchase of 43.5 million shares under this tender offer.

3.     Pro Forma Condensed Consolidated Balance Sheet

  Adjustments for Certain Transactions that Occurred in 2005

        (a)   To reflect the receipt of $132 million in cash from exercises of 2.4 million employee and director stock options and the related increase in stockholders' equity and the tax benefit.

        (b)   To reflect $250 million of cash spent to repurchase approximately 3.1 million shares of common stock pursuant to the company's share repurchase program authorized by the Board of Directors on March 8, 2005 and the related borrowings under the existing revolving credit facility which will be terminated as a condition of obtaining financing contemplated in the Commitment Letter described in Section 9. The share repurchase program initially approved in March was terminated in April 2005 upon the approval of this tender offer.

        (c)   To reflect the reduction of debt, write-off of unamortized debt issue costs and increase in stockholders' equity that resulted from the conversion by the holders of the company's $600 million aggregate principal amount of 5.25% convertible debentures into 9.8 million shares of common stock.

  Adjustments for the Proposed Tender Offer and Related Financing

        (d)   To reflect $4 billion borrowed to fund the repurchase of shares under this tender offer, including transaction costs, and the use of cash of $59 million for loan commitment and other related fees and costs.

        (e)   To reflect the payment of cash of $4 billion to repurchase 43.5 million shares of the company's common stock under the tender offer at $92 per share and the payment and recording of the related transaction costs of $2 million.

4.     Charges Not Expected to Re-occur

  •
  Historical and pro forma results of operations include interest and debt expense associated with the company's $600 million aggregate principal amount of 5.25% convertible debentures that were converted to 9.8 million shares of common stock in March 2005. Interest and debt expense associated with the debentures is not expected to affect future periods. Presented below is pro forma statement of operations data as adjusted assuming the conversion of the debentures to common stock occurred on January 1, 2004.

	Assuming Tender at
	$92/share	$85/share
Pro forma as adjusted
Income from Continuing Operations	$348	$349
Net income	337	338
Income from Continuing Operations per Share:
Basic	$3.00	$3.09
Diluted	$2.97	$3.07
Net Income per Share:
Basic	$2.90	$3.00
Diluted	$2.88	$2.97
Weighted average number of shares outstanding (thousands)
Basic	116,169	112,941
Diluted	117,186	113,958
  •
  Under the terms of this tender offer our employees can exercise their vested options and tender the shares received from such exercise to the company. The company expects to recognize expense for any such shares accepted for repurchase. The unaudited condensed consolidated financial statements do not give effect to the non-recurring compensation expense resulting from such repurchases. Compensation expense will be determined based on (a) the number of shares issued to the employees upon exercise that are subsequently repurchased under this tender offer; (b) the purchase price per share paid to the employee; and (c) the strike price of the related options. Excluding options held by our executive officers and directors who advised us that they do not intend to tender shares pursuant to the tender offer, approximately 2 million options were exercisable as of March 31, 2005, with a weighted average exercise price of $53.18 per share. Assuming 27%-29% of such options result in acceptance of shares for repurchase under this tender offer (consistent with the percentage of total outstanding shares we seek to repurchase), we estimate resulting compensation expense to be approximately $20 million.

        Additional Information About Us.    We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission.

        Incorporation by Reference.    The rules of the Commission allow us to incorporate by reference information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us.

SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2004
Current Reports on Form 8-K	Three Current Reports Filed April 14, 2005 Two Current Reports Filed April 5, 2005 Filed March 18, 2005 Filed March 15, 2005
Definitive Proxy Statement on Schedule 14A	Filed April 1, 2005

        We incorporate by reference into this Offer to Purchase the documents listed above and any additional documents we may file with the Commission between the date of this Offer to Purchase and the Expiration Date. You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: Investor Relations, Kerr-McGee Corporation, Kerr-McGee Center, Oklahoma City, Oklahoma 73125, (405) 270-1313. Please be sure to include your complete name and address in the request.

        You can obtain the documents described under "Additional Information About Us" and any of the documents incorporated by reference in this document from us or from the Commission's website at the Commission's website described above. You can obtain the documents described under "Additional Information About Us" and documents incorporated by reference in this Offer to Purchase from us, without charge, by requesting them in writing or by telephone from us at Investor Relations, Kerr-McGee Corporation, Kerr-McGee Center, Oklahoma City, Oklahoma 73125, (405) 270-1313. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11.   Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        As of March 31, 2005, we had 161,388,150 issued and outstanding shares. The 43,500,000 shares we are offering to purchase pursuant to the tender offer represent approximately 27.0% of the shares outstanding as of March 31, 2005. As of March 31, 2005, our directors and executive officers as a group (19 persons) beneficially owned an aggregate of 2,197,971 shares of our common stock, representing approximately 1.4% of outstanding shares. Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders, however, they have advised us that they do not intend to tender shares pursuant to the tender offer.

        The following table shows, as of March 31, 2005, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers. The business address of each of our directors and executive officers is Kerr-McGee Center, Oklahoma City, Oklahoma 73125.

				Shares Expected To Be Tendered
	Shares Beneficially Owned
					Shares Retained
Name and Position
	Number		Percent	Number	Number	Percent
Luke R. Corbett, Chairman of the Board and Chief Executive Officer	1,092,282	(2)	*	0	1,092,282	*
William E. Bradford, Director	30,316	(1)(2)	*	0	30,316	*
Sylvia A. Earle, Director	15,852	(2)	*	0	15,852	*
David C. Genever-Watling, Director	24,837	(1)(2)	*	0	24,837	*
Martin C. Jischke, Director	19,218	(1)(2)	*	0	19,218	*
Leroy C. Richie, Director	15,851	(1)(2)	*	0	15,851	*
William F. Wallace, Director	30,008	(1)(2)	*	0	30,008	*
Farah M. Walters, Director	21,674	(1)(2)	*	0	21,674	*
Ian L. White-Thomson, Director	22,940	(1)(2)	*	0	22,940	*
Thomas W. Adams Vice President	28,213	(2)	*	0	28,213	*
George D. Christiansen Vice President	58,829	(2)	*	0	58,829	*
Kenneth W. Crouch, Executive Vice President	238,268	(2)	*	0	238,268	*
David A. Hager, Senior Vice President	112,176	(2)	*	0	112,176	*
Frances G. Heartwell Vice President	29,676	(2)	*	0	29,676	*
Gregory F. Pilcher, Senior Vice President, General Counsel and Corporate Secretary	116,152	(2)	*	0	116,152	*
Christina M. Poos Vice President and Treasurer	5,235	(2)	*	0	5,235	*
J. Michael Rauh Vice President and Controller	92,321	(2)	*	0	92,321	*
John F. Reichenberger Vice President, Deputy General Counsel and Assistant Secretary	44,646	(2)	*	0	44,646	*
Robert M. Wohleber, Senior Vice President and Chief Financial Officer	227,688	(2)	*	0	227,688	*
All directors and executive officers as a group	2,226,182	(1)(2)	1.4%	0	2,226,182	1.9%

*
The percentage of shares beneficially owned by any single director, nominee or executive officer does not exceed 1%.

(1)
Includes shares in the Deferred Compensation Plan for Non-Employee Directors.

(2)
Includes shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of March 31, 2005: 12,981 shares for Mr. Genever-Watling; 9,660 shares each for Mr. Bradford, Dr. Earle and Mr. White-Thomson; 7,999 shares each for Dr. Jischke, Mr. Richie and Ms. Walters; 24,139 shares for Mr. Wallace; 807,066 shares for Mr. Corbett; 19,358 shares for Mr. Adams; 39,066 shares for Mr. Christiansen; 159,500 shares for Mr. Crouch; 77,510 shares for Mr. Hager; 13,066 shares for Ms. Heartwell; 71,250 shares for Mr. Pilcher; 800 shares for Ms. Poos; 64,633 shares for Mr. Rauh; 29,166 shares for Mr. Reichenberger; 159,549 shares for Mr. Wohleber; and 1,531,061 shares for all directors and executive officers as a group.

        Recent Securities Transactions.    Based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither we nor any of our affiliates, subsidiaries, associates, directors or executive officers have effected any transactions involving shares of our common stock during the 60 days prior to April 18, 2005, except that: (a) following Kerr-McGee's February 2005 call for redemption of all of the $600 million aggregate principal amount of its 5.25% convertible subordinated debentures due 2010 at a price of 102.625%, all of the debentures were converted by the holders into approximately 9.8 million shares of common stock prior to March 4, 2005, the redemption date; (b) Kerr-McGee purchased approximately 3.1 million shares in March 2005 through open-market purchases at prices between $77.58 and $81.85 per share for an aggregate of $250 million under a share purchase program that was subsequently terminated in connection with the Board of Directors' approval of the tender offer; (c) Kerr-McGee has issued 1,712,591 shares of common stock during that period pursuant to the exercise of stock options under our Stock Option Plans; (d) during that period, 874 shares of common stock were purchased by or issued to the trustees of the Savings Investment Plan for the benefit of the following Kerr-McGee officers: Mr. Corbett (222 shares); Mr. Adams (43 shares); Mr. Christiansen (57 shares); Mr. Crouch (121 shares); Mr. Hager (127 shares); Ms. Heartwell (24 shares); Mr. Pilcher (68 shares); Ms. Poos (32 shares); Mr. Rauh (64 shares); Mr. Reichenberger (52 shares) and Mr. Wohleber (63 shares) and (e) the following directors received payment of deferred meeting fees and deferred quarterly fees as indicated in the table below:

	Date	Shares	Price	Event
William E. Bradford	2/23 3/08 3/15 3/22 3/31 4/06 4/11	26.34 75.503 24.966 24.432 256.02 25.978 26.835	$75.94 $81.629 $80.1101 $81.86 $78.119 $76.988 $74.528	Deferred Meeting Fee Deferred Meeting Fee Deferred Meeting Fee Deferred Meeting Fee Deferred Quarterly Fee Deferred Meeting Fee Deferred Meeting Fee
William F. Wallace	3/08 3/15 3/22 3/31 4/06 4/11	12.251 6.241 6.108 40.003 6.494 6.709	$81.629 $80.1101 $81.86 $78.119 $76.988 $74.528	Deferred Meeting Fee Deferred Meeting Fee Deferred Meeting Fee Deferred Quarterly Fee Deferred Meeting Fee Deferred Meeting Fee
Farah M. Walters	3/08 3/15 3/22 3/31 4/06 4/11	9.8 4.993 4.886 32.002 5.196 5.367	$81.629 $80.1101 $81.86 $78.119 $76.988 $74.528	Deferred Meeting Fee Deferred Meeting Fee Deferred Meeting Fee Deferred Quarterly Fee Deferred Meeting Fee Deferred Meeting Fee
Ian L. White-Thomson	3/08 3/15 3/22 3/31 4/06	24.501 12.483 12.216 80.006 12.989	$81.629 $80.1101 $81.86 $78.119 $76.988	Deferred Meeting Fee Deferred Meeting Fee Deferred Meeting Fee Deferred Quarterly Fee Deferred Meeting Fee

        Stock-Based Plans.    We maintain the following stock-based plans:

  •
  the Kerr-McGee Corporation Long Term Incentive Program (originally effective 1987 and restated in 1995) ("1995 Program")

  •
  the Kerr-McGee Corporation 1998 Long-Term Incentive Plan ("1998 Plan");

  •
  the Kerr-McGee Corporation 2000 Long-Term Incentive Plan ("2000 Plan");

  •
  the Kerr-McGee Corporation 2002 Long-Term Incentive Plan ("2002 Plan");

  •
  the Kerr-McGee Performance Share Plan;

  •
  the Kerr-McGee Corporation Direct Purchase and Dividend Reinvestment Plan;

  •
  the Kerr-McGee Corporation Deferred Compensation Plan for Non-Employee Directors;

  •
  the Kerr-McGee Corporation Executive Deferred Compensation Plan;

  •
  the Kerr-McGee Corporation Savings Investment Plan;

  •
  the Oryx Energy Company 1992 Long-Term Incentive Plan;

  •
  the Oryx Energy Company 1997 Long-Term Incentive Plan;

  •
  the Westport Resources Corporation 2000 Stock Incentive Plan;

  •
  the Belco Oil & Gas Corp. 1996 Stock Incentive Plan; and

  •
  the EPGC Directors Stock Option Plan.

        The 2002 Plan authorizes the issuance of shares of Kerr-McGee's common stock any time prior to May 13, 2012, in the form of stock options (including tandem stock appreciation rights), restricted stock or performance awards. Options to purchase 4,182,804 shares granted under the 2002 Plan were outstanding at March 31, 2005. The options may be accompanied by stock appreciation rights, none of which were outstanding at March 31, 2005. A total of 7,000,000 shares of Kerr-McGee's common stock is authorized to be issued under the 2002 Plan, of which a maximum of 1,750,000 shares of common stock is authorized for issuance in connection with awards of restricted stock and performance awards. Performance awards may be granted in the form of performance shares or performance units. Performance shares define a benefit to the grantee by reference to shares of stock, while performance units provide for cash awards based on the Kerr-McGee's achievement of certain financial performance measures over a stated period. There were 35,419,716 performance units outstanding at March 31, 2005.

        The 1995 Program, the 1998 Plan and the 2000 Plan authorized the issuance of shares of Kerr-McGee's common stock in the form of stock options, restricted stock or long-term performance awards. The 1995 Program was a restatement of a program adopted in 1987. The 1995 Program was terminated when the stockholders approved the 1998 Plan, the 1998 Plan was terminated with the approval of the 2000 Plan, and the 2000 Plan was terminated with the approval of the 2002 Plan. No options could be granted under the 1995 Program, the 1998 Plan or the 2000 Plan after each plan's respective termination date, although options and any accompanying stock appreciation rights outstanding may be exercised prior to their expiration dates. As of March 31, 2005, options to purchase 169,001, 506,535 and 1,075,377 shares granted under the 1995 Program, the 1998 Plan and the 2000 Plan, respectively, were outstanding.

        We also maintain a Performance Share Plan, under which all regular full-time non-bargaining employees, except for certain executives and directors, are eligible to receive stock options. Our Performance Share Plan authorizes the distribution of either authorized and unissued shares or issued shares of Kerr-McGee at any time prior to December 31, 2007. The maximum amount of stock which may be issued under our Performance Share Plan in satisfaction of exercised options may not exceed 1,500,000 shares in the aggregate. Stock subject to an option which is cancelled or terminated without having been exercised, which is forfeited, will again be available for grants and awards under our Performance Share Plan. Options to purchase 261,406 shares granted under our Performance Share Plan were outstanding at March 31, 2005.

        Awards under certain equity compensation plans of Oryx Energy Company and Westport Resources Corporation were assumed by Kerr-McGee in connection with its acquisitions of Oryx and Westport. The terms of those awards are governed by the Oryx and Westport plans, respectively. The plans, which provided for the granting of stock options to officers and employees of Oryx and Westport, did not require approval of Kerr-McGee stockholders. No further grants may be made under the Oryx or Westport plans. Options to purchase 560,752 shares and 7,209 restricted shares under these plans were outstanding at March 31, 2005.

        Stock Options.    Kerr-McGee's employee stock options are fixed-price options granted at the fair market value of the underlying common stock on the date of the grant. Generally, one-third of each grant vests and becomes exercisable over a three-year period immediately following the grant date. Kerr-McGee employee stock options generally expire ten years after the grant date.

        Restricted Stock.    Restricted stock is awarded in the name of the employee and, except for the right of disposal, holders have full stockholders' rights during the period of restriction, including voting rights and the right to receive dividends. Under the 2002 Plan, certain key employees in Europe and Australia have received stock opportunity grants giving them the opportunity to earn unrestricted stock in the future, provided that certain conditions are met. These stock opportunity grants do not carry voting privileges or dividend rights since the related shares are not issued until vested. Restricted stock and stock opportunity grants generally vest between three and five years. Kerr-McGee granted 483,000, 483,000 and 99,000 shares of restricted common stock in 2004, 2003 and 2002, for which the weighted average fair value at the date of grant was $22 million, $20 million and $4 million, respectively. Kerr-McGee granted 7,000 and 9,000 stock opportunity shares in 2004 and 2003, the fair value of which was not material. There were no stock opportunity grants issued in 2002.

        Recent Developments.    The Board of Directors has approved and recommended that the stockholders vote for the approval of the Kerr-McGee Corporation 2005 Long Term Incentive Plan (the "2005 Plan") to replace the 2002 Plan. The 2005 Plan authorizes the issuance of shares of Kerr-McGee's common stock any time prior to May 10, 2015, in the form of stock options, stock appreciation rights, restricted stock, and performance awards. The 2005 Plan would permit total equity awards over the life of the 2005 Plan of up to 10,000,000 shares, subject to the following limits: (a) shares designated for restricted stock and performance awards to officers and employees shall not exceed 3,000,000 in the aggregate; (b) shares designated for stock options and restricted stock to non-employee directors, of which no more than 100,000 shares may be restricted stock, shall not exceed 300,000 in the aggregate; and (c) shares designated for incentive stock options shall not exceed 1,000,000 in the aggregate. The 2005 Plan has been submitted to stockholders for approval at Kerr-McGee's stockholder meeting to be held on May 10, 2005. If the 2005 Plan is approved, the current 2002 Plan will be terminated, except that awards outstanding under the 2002 Plan will remain subject to the terms of the 2002 Plan.

        Direct Purchase and Dividend Reinvestment Plan.    We maintain a Direct Purchase and Dividend Reinvestment Plan, under which dividends are not paid directly to the participating stockholders but are applied to the purchase of our shares for the accounts of the participating stockholders and under which participating stockholders may invest in shares at current market prices by making optional cash payments in any amount of at least $10 monthly, but no more than $3,000 quarterly. Persons who are not already stockholders may purchase common stock and become a participant in the Direct Purchase and Dividend Reinvestment Plan by making an initial minimum investment of $750 and a maximum investment of $10,000. Participants in our Savings Investment Plan are not eligible to participate in the Direct Purchase and Dividend Reinvestment Plan with respect to shares held in their account in our Savings Investment Plan.

        Deferred Compensation Plan for Non-Employee Directors.    We also maintain the Kerr-McGee Deferred Compensation Plan for Non-Employee Directors, under which a director may elect to defer receipt of all or a portion of the amount payable under a stock award, including an award of options to purchase shares, restricted stock, or stock appreciation rights granted by Kerr-McGee to a director under an equity compensation plan sponsored by Kerr-McGee, if and to the extent permitted by the plan or agreement governing the stock award. A director must elect to defer stock options and stock appreciation rights at least six months prior to the date of exercise of the relevant portion of the stock option or stock appreciation right and before the calendar year in which such portion of the award becomes vested. A director must elect to defer restricted stock awards at least 12 months before the date the restrictions on the deferred portion of the award will lapse. Deferrals of stock awards under our Deferred Compensation Plan for Non-Employee Directors, as well as deferred director fees that are deemed invested in shares of stock, are generally settled in the form of stock, except that fractional shares are settled in cash. We intend to amend our Deferred Compensation Plan for Non-Employee Directors and otherwise implement procedures to insure that the plan complies with the American Jobs Creation Act of 2004. As of March 31, 2005, our Deferred Compensation Plan for Non-Employee Directors held 43,668 shares of stock on behalf of its participants.

        Executive Deferred Compensation Plan.    We also maintain the Kerr-McGee Executive Deferred Compensation Plan, under which an executive may elect to defer receipt of all or a portion of a stock award, including an award of options to purchase shares, restricted stock, or stock appreciation rights granted by Kerr-McGee to an executive under an equity compensation plan sponsored by Kerr-McGee, if and to the extent permitted by the plan or agreement governing the stock award. An executive must elect to defer stock options and stock appreciation rights at least six months prior to the date of exercise of the relevant portion of the stock option or stock appreciation right and before the calendar year in which such portion of the award becomes vested. An executive must elect to defer restricted stock awards at least 12 months before the date the restrictions on the deferred portion of the award will lapse. Deferrals of stock awards under our Executive Deferred Compensation Plan, as well as other deferred amounts that are deemed invested in shares of stock, are generally settled in the form of stock, except that fractional shares are settled in cash. We intend to amend our Executive Deferred Compensation Plan and otherwise implement procedures to insure that the plan complies with the American Jobs Creation Act of 2004. As of March 31, 2005, our Executive Deferred Compensation Plan held 103,971 shares of stock on behalf of its participants.

        Savings Investment Plan.    In 1989, Kerr-McGee's Board of Directors approved a leveraged Employee Stock Ownership Plan ("ESOP") into which Kerr-McGee's matching contribution for the employees' contributions to our Savings Investment Plan is paid. The ESOP was amended in 2001 to provide matching contributions for the employees' contributions made to the Kerr-McGee Pigments (Savannah) Inc., Employees' Savings Plan, a savings plan for the bargaining-unit employees at Kerr-McGee's Savannah, Georgia, pigment plant ("Savannah Plan"). Effective December 31, 2004, the ESOP and the Savannah Plan were merged into our Savings Investment Plan. Most of Kerr-McGee's employees are eligible to participate in our Savings Investment Plan, as merged, including the portion of our Savings Investment Plan that includes the Kerr-McGee Corporation Common Stock Investment Fund. Matching contributions to the ESOP portion of our Savings Investment Plan are contingent upon participants' contributions to our Savings Investment Plan. Our Savings Investment Plan also allows participants to direct that all or part of the remainder of their account be invested in the ESOP.

        In 1989, the ESOP trust borrowed $125 million from a group of lending institutions and used the proceeds to purchase approximately three million shares of Kerr-McGee's treasury stock. Kerr-McGee used the $125 million in proceeds from the sale of the stock to acquire shares of its common stock in open-market and privately negotiated transactions. In 1996, a portion of the third-party borrowings was replaced with a note payable to Kerr-McGee (sponsor financing), which was fully paid in 2003.

        In 1999, Kerr-McGee merged with Oryx Energy Company, which sponsored the Oryx Energy Company Capital Accumulation Plan ("Oryx CAP"). The Oryx CAP was a combined savings and leveraged employee stock ownership plan available to substantially all United States employees of the former Oryx operations. During 1999, Kerr-McGee merged portions of the Oryx CAP into the ESOP and our Savings Investment Plan. In 1989, Oryx privately placed $110 million of notes pursuant to the provisions of the Oryx CAP. Oryx loaned the proceeds to the Oryx CAP, which used the funds to purchase Oryx common stock that was placed in a trust. Because this loan represents sponsor financing, it does not appear in Kerr-McGee's balance sheet. The remaining balance of the sponsor financing was $29 million at March 31, 2005.

        For more information regarding the terms of our equity incentive plans, debt agreements, executive employment agreements and certain other agreements, we refer you to the entire text of the documents filed as Exhibits (d)(1) through (d)(29) to our Issuer Tender Offer Statement on Schedule TO, as the same may be amended from time to time, which are incorporated herein by reference. The foregoing descriptions of our stock-based plans are qualified in their entirety by reference to the full text of the stock plans filed with the Commission.

        Agreements, Arrangements or Understandings.    Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.   Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter.

        There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to conditions. See Section 7.

        We are not aware of any pending or overtly threatened legal proceedings that would affect the tender offer.

13.   United States Federal Income Tax Consequences.

        The following describes the material United States federal income tax consequences relevant to the tender offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

        This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold shares as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of options, the vesting of restricted shares or shares held by the trustee of our Savings Investment Plan). This discussion does not address the state, local or foreign tax consequences of participating in the tender offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

        As used herein, a "Holder" means a beneficial holder of shares that is a citizen or resident of the United States, a corporation or a partnership created or organized under the laws of the United States or any State thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

        Holders of shares who are not United States holders ("foreign stockholders") should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer. The gross proceeds received in the tender offer by a foreign stockholder will be subject to withholding of federal income tax at a rate of 30% except in the circumstances described in Section 3 and below. Foreign stockholders should also see Section 3 and below for a discussion of the potential for obtaining a refund of all or a portion of any tax withheld. A foreign stockholder that owns (or is deemed to own under attribution rules set forth in the Code) 5% or more of our stock, or that has owned (or has been deemed to own under attribution rules set forth in the Code) 5% or more of our stock at any time during the five-year period ending on the date shares are accepted for tender, should consult their own tax advisors regarding the treatment of an exchange of shares for cash in the tender offer as a disposition of a "United States real property interest". See "Foreign Stockholders; Special rules for exchange of shares in a United States real property holding company" below.

        Non-Participation in the Tender Offer.    Holders of shares who do not participate in the tender offer will not incur any tax liability as a result of the consummation of the tender offer.

        Exchange of Shares Pursuant to the Tender Offer.    An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. A Holder who participates in the tender offer will, depending on such Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

        Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a "complete termination" of all such Holder's equity interest in us, (b) results in a "substantially disproportionate" redemption with respect to such Holder or (c) is "not essentially equivalent to a dividend" with respect to the Holder. In applying the Section 302 tests, a Holder must take account of shares that such Holder constructively owns under attribution rules set forth in the Code. Under these attribution rules, a Holder will be treated as owning any shares owned by certain family members (except that in the case of a "complete termination" a Holder may, under certain circumstances, waive attribution from family members) and related entities and any shares that the Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a Holder if the percentage of the then outstanding shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the shares owned by such Holder immediately before the exchange. If an exchange of shares for cash fails to satisfy the "substantially disproportionate" test (and does not result in a "complete termination" of such Holder's stock ownership in us by reason of a waiver of family attribution), the Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. An exchange of shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the Holder's equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as "not essentially equivalent to a dividend". Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

        If a Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder's tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

        If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such Holder pursuant to the exchange will be treated as a dividend to the extent of the Holder's allocable portion of our current and accumulated earnings and profits. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 15% on amounts treated as dividends. Such a dividend will be taxed at a maximum rate of 15% in its entirety, without reduction for the tax basis of the shares exchanged. Non-corporate Holders should consult their tax advisors regarding the tax treatment of any loss on the sale of shares with respect to which they have received an "extraordinary dividend". To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it may be subject to the "extraordinary dividend" provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code in their particular circumstances.

        We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

        Foreign Stockholders' Withholding.    Gross proceeds payable pursuant to the tender offer to a foreign stockholder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if required by an applicable treaty, are attributable to a United States permanent establishment). Subject to the discussion below addressing USRPIs, a foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder meets the "complete termination", "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty or because the gross proceeds received are effectively connected with the conduct of a trade or business within the United States (and, if required by an applicable treaty, are attributable to a United States permanent establishment) and Kerr-McGee withheld at a higher rate.

        In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed Internal Revenue Service Form W-8BEN (or other applicable form) certifying under penalties of perjury that such foreign stockholder is eligible for a reduced rate of withholding on dividends under the applicable treaty. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States (and, if required by an applicable treaty, are attributable to a United States permanent establishment), a foreign stockholder must deliver to the Depositary a properly completed and executed Internal Revenue Service Form W-8ECI claiming such exemption. Foreign stockholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Foreign Stockholders; Special rules for exchange of shares in a United States real property holding company.

        If the purchase of shares from a foreign stockholder is treated as giving rise to gain or loss (because such foreign stockholder meets the "complete termination", "disproportionate distribution", or "not essentially equivalent to a dividend" tests described above) any gain realized on the disposition of shares pursuant to the tender offer generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the foreign stockholder in the United States (and, if required by an applicable treaty, is attributable to a United States permanent establishment);

  •
  the foreign stockholder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

  •
  the stock disposed of in the tender offer is considered a United States real property interest, which we refer to as a USRPI.

        Stock disposed of by a foreign stockholder in the tender offer will be considered a USRPI only if (a) we are a United States real property holding corporation and (b) the foreign stockholder owns (or is deemed to own under attribution rules set forth in the Code), or has owned (or has been deemed to own under attribution rules set forth in the Code) within the five-year period ending on the date the shares are accepted for tender, more than 5% of our stock. We believe that we are a United States real property holding corporation. Thus, if a foreign stockholder owns, or has owned during the five-year period ending on the date the shares are accepted for tender, more than 5% of our stock, such foreign stockholder will be subject to United States federal income tax on the gain realized on the sale of shares pursuant to the tender offer even if such stockholder meets the "complete termination", "disproportionate distribution", or "not essentially equivalent to a dividend" tests described above.

14.   Extension of the Tender Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRnewswire or another comparable service.

        If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (a) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer and, if an increase in the number of shares being sought exceeds 2% of our outstanding shares and (b) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.   Fees and Expenses.

        We have retained J.P. Morgan Securities Inc. and Lehman Brothers Inc. to act as the Dealer Managers in connection with the tender offer and to provide financial advisory services in connection with the tender offer. The Dealer Managers will each receive a reasonable and customary fee for their services. We have also agreed to reimburse the Dealer Managers for reasonable out-of-pocket expenses incurred by them in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Managers against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws. Each of J.P. Morgan Securities Inc. and Lehman Brothers Inc. has rendered various investment banking and other services to us in the past and may continue to render such services, for which each of the Dealer Managers has received and may continue to receive customary compensation from us. In the ordinary course of their trading and brokerage activities, each of J.P. Morgan Securities Inc. and Lehman Brothers Inc. and each of their affiliates may hold positions, for their own accounts or for those of their customers, in our securities.

        We have retained Georgeson Shareholder Communications Inc. to act as Information Agent and UMB Bank, n.a. to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us, the Dealer Managers, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all domestic stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 9 in the Letter of Transmittal.

16.   Miscellaneous.

        We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. You should rely only on the information contained in this document or documents incorporated by reference or in the related Letter of Transmittal. We have not authorized any person to give any information or to make any representations in connection with the tender offer other than those contained in this document or documents incorporated by reference or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us or the Dealer Managers.

April 18, 2005.

        The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

UMB Bank, n.a.

By Mail: Kerr-McGee Exchange c/o UMB Bank P.O. Box 859208 Braintree, MA 02185-9208	By Overnight Delivery: Kerr-McGee Exchange c/o UMB Bank 161 Bay State Drive Braintree, MA 02184	By Hand: Kerr-McGee Exchange c/o UMB Bank 928 Grand Blvd. 5th Floor Kansas City, MO 64106

By Facsimile Transmission:
(Eligible Institutions Only)
781-380-3388

Confirm receipt of fax by Telephone:
(Eligible Institutions Only)
781-843-1833 (ext 200)

        Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

The Information Agent for the Tender Offer is:

17 State Street
New York, NY 10004
Stockholders call toll-free (877) 278-6310
Banks and brokers call (212) 440-9800

The Dealer Managers for the Tender Offer are:

J.P. Morgan Securities Inc. 277 Park Avenue New York, New York 10172 (212) 622-2470 (Call Collect) (866) 229-1836 (Call Toll Free)	Lehman Brothers Inc. 745 Seventh Avenue New York, New York 10019 (212) 526-7850 (Call Collect) (800) 666-2388 ext. 57850 (Call Toll Free) Attn: Equity Corporate Services, Kevin Blum

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE TENDER OFFER
Kerr-McGee Corporation and Subsidiary Companies Summary Historical and Pro Forma Consolidated Financial Information (Unaudited) (millions of dollars, except per share amounts)
Kerr-McGee Corporation and Subsidiary Companies Pro Forma Condensed Consolidated Statement of Operations (Unaudited) For the Year Ended December 31, 2004 (millions of dollars, except per share data)
Kerr-McGee Corporation and Subsidiary Companies Pro Forma Condensed Consolidated Balance Sheet (Unaudited) At December 31, 2004 (millions of dollars, except per share data)